This information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-137490
SUBJECT TO COMPLETION, PRELIMINARY PROSPECTUS SUPPLEMENT DATED JUNE 5, 2008
PROSPECTUS SUPPLEMENT
to Prospectus dated September 21, 2006.

                Shares

Citizens Republic Bancorp, Inc.

Contingent Convertible Perpetual Non-Cumulative
Preferred Stock, Series A

We are offering                shares of our Contingent Convertible Perpetual Non-Cumulative Preferred Stock, Series A, no par value, with a liquidation preference of $50, which we refer to as the Preferred Stock. The Preferred Stock will not be redeemable.

On the fifth business day after which we have received the approval by the holders of our common stock of an amendment to our Articles of Incorporation to increase the number of authorized shares of common stock to permit the full conversion of the Preferred Stock into common stock, the Preferred Stock will automatically convert into shares of our common stock, no par value, at a conversion rate of           shares of common stock per Preferred Share, subject to adjustment as described herein.

Dividends on the Preferred Stock will be payable on a non-cumulative basis, when, as and if declared by our board of directors. Our Board of Directors may not declare and pay any dividend or make any distribution (including, but not limited to, regular quarterly dividends) in respect of our common stock, whether in the form of cash or securities or any other form of property or assets, unless our Board of Directors declares and pays a dividend or makes a distribution, as applicable, to the holders of the Preferred Stock, at the same time and on the same terms as holders of the common stock, in an amount per share of Preferred Stock equal to the product of (i) the per share dividend or distribution, as applicable, declared and paid or made in respect of each share of common stock and (ii) the number of shares of common stock into which such share of Preferred Stock is then convertible. We refer to such dividends or distributions as “as-if-converted dividends.” If the Preferred Stock has not been converted into common stock by           , 2008, special dividends thereafter will be payable on the Preferred Stock, in addition to the as-if-converted dividends described above, when, as and if declared by our Board of Directors, on the terms described herein under “Description of the Preferred Stock — Dividends.”

Prior to this offering, there has been no public market for the Preferred Stock. We intend to apply to list the Preferred Stock on the New York Stock Exchange, under the symbol “CTZPrB.” Our common stock is listed on the Nasdaq Global Select Market under the symbol “CRBC.” The last reported price of our common stock on June 4, 2008 was $5.19 per share.

Concurrently with this offering, we are also conducting a separate registered public offering of                shares of our common stock (                shares of common stock if the underwriters exercise their option to purchase additional shares of common stock in full). The common stock will be offered pursuant to a separate prospectus supplement. This offering is not conditioned upon the successful completion of the offering of common stock.

See “Risk Factors” on-page S-10 of this prospectus supplement to read about factors you should consider before buying shares of Preferred Stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Preferred Stock is not a savings account, deposit or other obligation of any of our bank or non-bank subsidiaries and is not insured by the FDIC or any other governmental agency.

	Per Share	Total

Initial price to the public	$	$
Underwriting discount	$	$
Proceeds, before expenses, to Citizens Republic Bancorp, Inc.	$	$

To the extent the underwriters sell more than                shares of Preferred Stock, the underwriters have the option to purchase up to               additional shares of Preferred Stock from us at the initial price to the public less the underwriting discount.

Up to 3% of the shares offered hereby have been reserved for sale at the initial public offering price to specified persons under our directed share program.

The underwriters expect to deliver the Preferred Stock in book-entry only form through the facilities of The Depository Trust Company against payment in New York, New York on or about June   , 2008.

Morgan Stanley	Citi

Prospectus Supplement dated June   , 2008.

Prospectus Supplement

Prospectus

Prospectus Summary	1
Where You Can Find More Information	2
Consolidated Ratio of Earnings to Fixed Charges and Earnings to Combined Fixed Charges	3
Use of Proceeds	3
Description of Debt Securities We May Offer	3
Description of Warrants We May Offer	12
Description of Purchase Contracts We May Offer	13
Description of Units We May Offer	14
Description of Preferred Stock We May Offer	15
Description of Common Stock We May Offer	21
Legal Ownership and Book-Entry Issuance	22
Considerations Relating to Securities Issued in Bearer Form	27
Plan of Distribution	28
Certain Legal Matters	29
Experts	29
Cautionary Statement Pursuant to the Private Securities Litigation Reform Act of 1995	30

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is the prospectus supplement, which describes the specific terms of the offering. The second part is the prospectus, which describes more general information, some of which may not apply to the offering. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of each of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

All references in this prospectus supplement to “Citizens,” “we,” “us,” “our” or similar references mean Citizens Republic Bancorp, Inc., and include our consolidated subsidiaries where the context so requires. If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement.

Currency amounts in this prospectus supplement are stated in U.S. dollars.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20002. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. In addition, our SEC filings are available to the public at the SEC’s Internet site at http://www.sec.gov and through the New York Stock Exchange Inc., 20 Broad Street, New York, New York 10005.

In this prospectus supplement, as permitted by law, we “incorporate by reference” information from other documents that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus supplement is considered to be automatically updated and superseded. In other words, in case of a conflict or inconsistency between information contained in this prospectus supplement and information incorporated by reference into this prospectus supplement, you should rely on the information contained in the document that was filed later.

We incorporate by reference the documents listed below and any documents we file with the SEC in the future under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until our offering is completed:

•	Annual Report on Form 10-K for the year ended December 31, 2007;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2008; and

•	Current Reports on Form 8-K filed on January 17, 2008, January 24, 2008, January 30, 2008, April 17, 2008, April 30, 2008, and June 5, 2008.

Information furnished under Item 2.02 or 7.01 of our Current Reports on Form 8-K is not incorporated by reference.

You may request a copy of any of these filings at no cost, by writing to or telephoning us at the following address:

Citizens Republic Bancorp, Inc.
328 South Saginaw Street
Flint, Michigan 48502
Attention: Investor Relations
Telephone: (810) 257-2506

ii

SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement, the accompanying prospectus and in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information that you should consider before buying shares of Preferred Stock. You should read the entire prospectus supplement and the accompanying prospectus carefully, including the section titled “Risk Factors” beginning on page S-10 of this prospectus supplement and in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision.

Citizens Republic Bancorp, Inc.

We are a diversified financial services company that provides a wide range of commercial, consumer, mortgage banking, and wealth management services to a broad client base in communities in Michigan, Ohio, Wisconsin, Indiana and Iowa. We provide banking and financial services through our subsidiaries Citizens Bank and F&M Bank-Iowa and wealth management services through our subsidiaries Citizens Bank Wealth Management, N.A., and the affiliate trust department of F&M Bank-Iowa. With 239 branches and 265 ATMs, we are the largest bank holding company headquartered in Michigan based on assets at March 31, 2008, with roots dating back to 1871. We are the 41st largest bank holding company headquartered in the United States, based on assets, with total assets of $13.5 billion and total deposits of $8.5 billion at March 31, 2008.

In July, 2007, Citizens announced a new management structure designed to expand and grow client relationships and focus on revenue generation. The Regional Banking, Specialty Commercial and Wealth Management lines of business described below are served through six geographic regions, each managed by a region president. The six regions are Northern Michigan, Central Michigan, West Michigan, Southeast Michigan, Ohio and a combined region which includes Wisconsin, Iowa and the Upper Peninsula of Michigan. The commercial real estate, asset based lending, commercial products sales, and wealth management teams continue to be managed centrally.

Our three main lines of business are summarized below:

•	Regional Banking (2007 segment net income: $82.3 million; Q108 segment net income: $16.3 million). Our Regional Banking business includes our consumer, residential mortgage, commercial and industrial, small business, and private banking teams. These teams provide a wide range of lending, depository, and other related financial services to both businesses and individual consumers. The products and services we offer to consumer clients include direct loans, home equity loans and lines of credit, residential mortgage loans, checking, savings and money market accounts, debit and credit cards, ATM network services, certificates of deposit, and fixed and variable annuities, as well as private banking services for affluent clients. To our commercial clients, we offer financing alternatives including term loans, revolving credit arrangements, inventory and accounts receivable financing, commercial mortgages, letters of credit, and small business loans. Noncredit services for commercial clients include deposit accounts, treasury management, corporate cash management, international banking services, advice and assistance in the placement of securities, and financial planning.

•	Specialty Commercial (2007 segment net income: $27.7 million; Q108 segment net loss: $(3.3) million). Our Specialty Commercial business includes our commercial real estate, treasury management, public funds, and asset-based lending teams. These groups provide a full range of lending, depository, and related financial services to commercial real estate developers, owners of multi-unit commercial properties, middle-market companies, local governments and municipalities, and leasing clients. We offer Specialty Commercial customers financing alternatives including commercial mortgages, real estate construction loans, term loans, revolving credit arrangements, inventory and accounts receivable financing, and letters of credit. Our noncredit services for these customers include deposit accounts, treasury management, corporate cash management, international banking services, advice and assistance in the placement of securities, and financial planning.

•	Wealth Management (2007 segment net income: $3.3 million; Q108 segment net income: $1.0 million). Our Wealth Management business offers a broad array of asset management, financial planning, estate settlement and administration, retirement planning, and brokerage and insurance products and services. Our trust and investment services team provides personal trust and planning, investment management, estate settlement and administration services. Our retirement plan services team focuses on investment management and fiduciary activities with special emphasis on 401(k) plans. Our brokerage and insurance team delivers retail mutual funds, other securities, variable and fixed annuities, personal disability and life insurance products and discounted brokerage services. Citizens Bank Wealth Management, N.A. conducts business at most Citizens Bank locations and had total assets under administration of $2.5 billion at March 31, 2008.

Additional information about Citizens and its subsidiaries is included in the documents incorporated by reference in this document. See “Where You Can Find More Information.” Our principal executive office is located at 328 South Saginaw Street, Flint, Michigan 48502, and our telephone number is (810) 766-7500.

Recent Developments

Goodwill impairment.  As a result of ongoing volatility in the financial industry, Citizens’ market capitalization decreasing to a level below tangible book value, and continued deterioration in the credit quality of Citizens’ commercial real estate portfolio, Citizens determined it was necessary to perform an interim goodwill impairment test during May 2008. Citizens conducted discounted cash flow and portfolio pricing analyses, which reflect management’s outlook for the current business environment, to determine if the fair value of the assets and liabilities in the Regional Banking and Specialty Commercial lines of business exceeded their carrying amounts. Based on these analyses, Citizens believes that the goodwill allocated to Regional Banking is not impaired. However, Citizens believes that the goodwill allocated to Specialty Commercial is impaired primarily due to the continued deterioration in commercial real estate collateral values and continued challenges in the Midwest economy. Effective May 31, 2008, Citizens recorded a non-cash goodwill impairment charge of approximately $180 million, representing Citizens’ current estimate of the amount of goodwill impairment. The goodwill impairment charge is not tax deductible, does not impact Citizens’ tangible equity or regulatory capital ratios, and does not adversely affect Citizens’ overall liquidity position.

As required under SFAS 142, “Goodwill and Other Intangible Assets,” Citizens is currently performing a step-two impairment test to value all assets and liabilities within the Regional Banking and Specialty Commercial lines of business in a manner consistent with business combinations and expects to complete this process prior to June 30, 2008. While the aforementioned goodwill impairment charge is an estimate, Citizens does not anticipate the final analysis to be materially different. This interim goodwill assessment will not change the timing of Citizens’ annual goodwill impairment test.

Despite the ongoing challenges in the current commercial real estate environment, Citizens remains committed to its commercial real estate clients and business and does not plan to exit this segment. Citizens will continue to target high quality, profitable income producing and owner occupied commercial real estate relationships. Since January 1, 2007, Citizens no longer underwrites commercial real estate land hold and land development loans, all new commercial real estate loans have been originated using Citizens’ conservative underwriting guidelines, and all commercial real estate relationships are monitored under Citizens’ proactive credit risk management disciplines.

Credit writedown.  Due to continued deterioration in the underlying collateral values for loans secured by real estate and the continued challenges in the Midwest economy, Citizens performed a comprehensive evaluation of its nonperforming commercial real estate and residential mortgage loan portfolios, its commercial loans held for sale portfolio and its commercial and residential other repossessed assets portfolios during May 2008 to identify certain assets that Citizens elected to market for sale. Based on this review, Citizens recorded a $47.1 million ($30.6 million after-tax) credit-related writedown effective May 31, 2008. The writedown was comprised of the following: (1) a $38.5 million fair-value adjustment on $131.4 million of nonperforming commercial real estate and residential mortgage loans as a result of transferring them to held for sale status at estimated fair market value; (2) a $2.7 million fair-value adjustment on $30.3 million of commercial loans held for sale; and (3) a $5.9 million fair-value adjustment on $37.6 million of commercial and residential repossessed assets. As a result of these actions, nonperforming loans will be reduced by $131.4 million and nonperforming assets will decrease by a net of $47.1 million. The credit writedown is a non-cash charge which will impact tangible equity and regulatory capital ratios. This writedown does not address other costs or expenses that may be associated with monitoring the nonperforming commercial real estate loans or other repossessed assets acquired, such as the cost and expense of monitoring, collection, foreclosure or potential litigation, if any, as these costs are recorded as part of normal operating costs and expensed as incurred.

THE OFFERING

Issuer	Citizens Republic Bancorp, Inc.

Securities Offered	shares of Contingent Convertible Perpetual Non-Cumulative Preferred Stock, Series A.

Initial Offering Price	$50.00 per share of Preferred Stock.

Over-allotment option	To the extent the underwriters sell more than shares of Preferred Stock, we have granted the underwriters the option to purchase up to additional shares of Preferred Stock from us at the initial price to the public, less the underwriting discount, within 30 days from the date of this prospectus supplement.

Shareholder Approval	As of the date of this prospectus supplement, we do not have a sufficient number of shares of common stock authorized and unissued into which to convert the Preferred Stock after the sale of common stock planned in the concurrent offering of common stock. To provide for the authorization of a sufficient number of shares, we have agreed in the underwriting agreement relating to this offering to use commercially reasonable efforts to obtain the approval by the holders of our common stock of an amendment to our Articles of Incorporation to increase the number of authorized shares of common stock to permit the full conversion of the Preferred Stock into common stock, which we refer to as Shareholder Approval.

If Shareholder Approval is not obtained by , 2008, Special Dividends will be payable, when, as and if declared by our Board of Directors, as described below under “— Dividends.”

We have also agreed in the underwriting agreement relating to this offering that until Shareholder Approval is obtained, any additional shares of common stock authorized after the date hereof will first be reserved to satisfy our obligations to deliver common stock pursuant to any conversion of the Preferred Stock.

Dividends	Holders of Preferred Stock are entitled to receive, when, as and if declared by our Board of Directors, non-cumulative cash dividends or in kind distributions in the amount determined as follows:

• As-if-converted dividends.  Our Board of Directors may not declare and pay any dividend or make any distribution (including, but not limited to, regular quarterly dividends) in respect of our common stock, whether in the form of cash or securities or any other form of property or assets, unless our Board of Directors declares and pays a dividend or makes a distribution, as applicable, to the holders of the Preferred Stock, at the same time and on the same terms as holders of the common stock, in an amount per share of Preferred Stock equal to the product of (i) the per share dividend or distribution, as applicable, declared and paid or made in respect of each share of common stock and (ii) the number of shares of common stock into which such share of Preferred Stock is then convertible.

• Special dividends. In addition to the as-if-converted dividends described above, if the Preferred Stock has not been converted into common stock by , 2008, Special Dividends will be payable on

the Preferred Stock when, as and if declared by our Board of Directors, on          ,          ,           and          of each year (or the following business day if such day is not a business day), commencing          , and on the mandatory conversion date, at a rate of  % per annum of the liquidation preference of the Preferred Stock. This rate will increase by an additional  % on each six month anniversary of     , to a maximum rate equal to  % per annum.

Dividends on the Preferred Stock are non-cumulative. If our Board of Directors does not declare a dividend on the Preferred Stock in respect of any dividend period, the holders will have no right to receive any dividend for that dividend period, and we will have no obligation to pay a dividend for that dividend period.

Payment Restrictions	Subject to limited exceptions, so long as any share of Preferred Stock remains outstanding, we will not (1) declare and pay or set aside for payment any dividend or distribution on any Junior Securities (as defined below), (2) repurchase, redeem or otherwise acquire Junior Securities for consideration, directly or indirectly, nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by us, or (3) repurchase, redeem, or otherwise acquire Parity Securities (as defined below) for consideration, during a dividend period, unless, in each case, the full dividends for the then-current dividend period on all outstanding shares of Preferred Stock have been declared and paid or declared and a sum sufficient for the payment of those dividends has been set aside.

Except as provided below, for so long as any share of Preferred Stock remains outstanding, we will not declare, pay, or set aside for payment dividends on any Parity Securities for any period unless we have paid in full, or declared and set aside payment in full in respect of, all dividends for the then-current dividend period for outstanding shares of Preferred Stock. To the extent that we declare dividends on the Preferred Stock and on any Parity Securities but do not make full payment of such declared dividends, we will allocate the dividend payments on a pro rata basis among the holders of the shares of Preferred Stock and the holders of any Parity Securities.

Redemption	The Preferred Stock is not redeemable.

Mandatory Conversion	Each share of Preferred Stock will automatically convert into shares of our common stock, subject to adjustment as described herein, on the fifth business day after which we have received Shareholder Approval. Cash will be paid in lieu of fractional shares of common stock.

Reorganization Events (including Mergers)	The following provisions apply in the event of certain “reorganization events,” which include, subject to certain exceptions:

• any consolidation or merger of us with or into another person;

• any sale, transfer, lease or conveyance to another person of all or substantially all of our property and assets, in each case pursuant to which our common stock will be converted into cash, securities or other property;

• any reclassification of the common stock into securities, including securities other than the common stock; or

• any statutory exchange of our securities with another person (other than in connection with a merger or acquisition),

Each share of the Preferred Stock outstanding immediately prior to the reorganization events shall remain outstanding but shall become convertible at the option of the holders of the Preferred Stock into the kind of securities, cash and other property receivable in the reorganization event by holders (excluding the counterparty to the reorganization event or an affiliate of such counterparty) of that number of shares of common stock into which the share of Preferred Stock would then be convertible assuming the receipt of the Shareholder Approval. See “Description of the Preferred Stock — Reorganization Events.”

Anti-Dilution Adjustments	The conversion rate will be subject to adjustment upon certain events as described under “Description of the Preferred Stock — Anti-Dilution Adjustments.”

Liquidation Rights	In the event of a voluntary or involuntary liquidation, dissolution or winding up, the holders of the Preferred Stock then outstanding will be entitled to receive a liquidating distribution equal to the greater of (i) $50 per share and (ii) the value of the number of our common shares into which a share of Preferred Stock would convert at the then applicable conversion rate if Shareholder Approval were obtained, plus an amount equal to the sum of all declared and unpaid dividends.

Voting Rights	Holders of the Preferred Stock will not be entitled to any voting rights, except in the case of certain dividend arrearages or as required by Michigan law. See “Description of the Preferred Stock — Voting Rights.”

Ranking	The Preferred Stock will rank as to payment of dividends and distributions of assets upon dissolution, liquidation or winding up:

• junior to all existing and future debt obligations of Citizens and our subsidiaries;

• senior to our common stock and each other class or series of capital stock, the terms of which do not expressly provide that it ranks on a parity with or senior to the Preferred Stock; and

• on a parity with each class or series of preferred stock, the terms of which expressly provide that such class or series will rank on a parity with the Preferred Stock;

in each case, whether now outstanding or to be issued in the future.

We will not be entitled to issue any class or series of capital stock, the terms of which provide that such class or series will rank senior to the Preferred Stock as to payment of dividends or distribution of assets upon our dissolution, liquidation or winding up without the approval of the holders of at least two-thirds of the Preferred Stock and any other preferred shares ranking on a parity with the Preferred Stock then outstanding, voting together as a single class.

Listing	Prior to this offering, there has been no public market for the Preferred Stock. We intend to apply to list the Preferred Stock on the New York Stock Exchange, under the symbol “CTZPrB.” Our common stock is listed on the Nasdaq Global Select Market under the symbol “CRBC.”

Use of Proceeds	We expect to use the net proceeds from the sale of the Preferred Stock, together with the net proceeds from the concurrent common stock offering, for general corporate purposes, which may include reducing or refinancing existing indebtedness.

Certain U.S. Federal Income Tax Considerations	For a discussion of certain U.S. federal income tax considerations of purchasing, owning, converting and disposing of the Preferred Stock and of owning and disposing of our common stock received in respect thereof, see “Certain U.S. Federal Income Tax Considerations.” Dividends paid to Non-U.S. Holders generally should be subject to U.S. federal withholding tax at a 30% rate, unless such rate is reduced by an applicable tax treaty.

Directed Share Program	At our request, the underwriters have reserved up to 3% of the shares of Preferred Stock offered in this offering for sale at the initial public offering price to certain persons who are our directors, officers and employees, and certain friends and family members of these persons, and certain clients and prospective clients, through a directed share program.

Unless otherwise stated, all information contained in this prospectus supplement assumes that the underwriters do not exercise their option to purchase additional shares of Preferred Stock.

CONCURRENT OFFERING

We are making a concurrent offering of      shares of common stock (or      shares if the underwriters exercise their over-allotment option in full). The common stock offering will be made pursuant to a separate prospectus supplement. There is no assurance that the common stock offering will be completed or, if completed, that it will be completed in the amount contemplated. This offering is not conditioned upon the successful completion of the concurrent common stock offering.

Summary Consolidated Financial Information

The table below presents summary consolidated financial information of Citizens. You should read this information together with the information incorporated by reference in this prospectus supplement and the accompanying prospectus, including our consolidated financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Form 10-K for the year ended December 31, 2007 and our Form 10-Q for the period ended March 31, 2008. We prepared the summary historical financial data using audited consolidated financial statements for each of the years in the three-year period ended December 31, 2007 and our unaudited financial statements for the three-month periods ended March 31, 2008 and 2007. In the opinion of our management, the unaudited interim financial data reflects all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of our results of operations and financial condition for the three months ended March 31, 2008 and 2007. Operating results for the three months ended March 31, 2008 are not necessarily indicative of the results that may be expected for the year ending December 31, 2008. See “Where You Can Find More Information” for a description of how to obtain a copy of the documents incorporated by reference into this prospectus supplement and the accompanying prospectus.

	Three Months Ended
	March 31,		Years Ended December 31,
	2008	2007	2007	2006	2005
	(In thousands, except per share data)
	(Unaudited)

Consolidated Income Statement Data
Net interest income	$88,312	$98,341	$382,179	$263,120	$275,749
Provision for loan losses	30,619	3,500	45,177	11,265	1,109
Total fees and other income	30,925	31,423	122,593	97,728	89,435
Investment securities gains (losses)	—	(33)	(25)	(7,101)	(8,927)
Noninterest expense	76,562	83,710	327,423	259,827	243,042
Income tax provision	929	11,029	31,305	19,319	31,581

Net income	$11,127	$31,492	$100,842	$63,336	$80,525

Per Common Share Data
Net income
Basic	0.15	0.42	1.34	1.48	1.87
Diluted	0.15	0.41	1.33	1.47	1.85
Cash dividends(1)	0.29	0.29	1.160	1.155	1.14
Book value (end of period)	20.82	20.78	20.84	20.58	15.28
Market value (end of period)	12.43	22.16	14.51	26.50	27.75
Consolidated Balance Sheet Data
Assets	$13,539,291	$13,317,247	$13,505,983	$14,002,612	$7,750,688
Portfolio loans	9,572,790	9,178,199	9,501,244	9,231,082	5,616,119
Deposits	8,486,977	8,460,906	8,301,925	8,698,061	5,473,839
Long-term debt	2,798,802	2,693,459	2,939,510	2,638,964	1,004,914
Shareholders’ equity	1,577,030	1,571,912	1,577,880	1,557,686	656,463

	Three Months Ended
	March 31,		Years Ended December 31,
	2008	2007	2007	2006	2005
	(In thousands, except per share data)
	(Unaudited)

Other Financial Data
Allowance for loan losses	$176,528	$169,239	$163,353	$169,104	$116,400
Nonperforming assets	326,594	114,663	251,540	102,048	39,729
Net loans charged off	17,444	3,365	50,928	16,264	6,893
Allowance for loan losses to portfolio loans	1.84%	1.84%	1.72%	1.83%	2.07%
Allowance for loan losses to nonperforming assets	54.05	147.60	64.94	165.71	292.98
Net loans charged off to average portfolio loans (annualized)	0.74	0.15	0.55	0.29	0.13
Nonperforming assets to portfolio loans plus other repossessed assets acquired	3.39	1.25	2.64	1.10	0.71
Return on average shareholders’ equity	2.83	8.23	6.51	9.58	12.33
Return on average assets	0.33	0.94	0.76	0.82	1.04
Net interest margin (FTE)	3.12	3.44	3.38	3.81	3.94
Tangible common equity to tangible assets	6.07	5.99	6.08	5.54	7.69
Leverage ratio	7.40	7.64	7.53	7.22	7.98
Tier I capital ratio	9.04	9.89	9.18	9.41	9.94
Total capital ratio	11.26	12.42	11.66	11.90	13.22

(1)	On April 17, 2008, we announced that we would be suspending our quarterly cash dividend, which is expected to save us approximately $22 million quarterly.

Segment Information

	Three Months Ended March 31, 2008
	Specialty	Regional	Wealth
	Commercial	Banking	Mgmt	Other	Total
	(In thousands)

Net interest income (taxable equivalent)	$17,740	$67,269	$(9)	$7,991	$92,991
Provision for loan losses	18,093	7,196	—	5,330	30,619

Net interest income after provision	(353)	60,073	(9)	2,661	62,372
Noninterest income	508	19,266	6,690	4,461	30,925
Noninterest expense	5,196	54,298	5,175	11,893	76,562

Income before income taxes	(5,041)	25,041	1,506	(4,771)	16,735
Income tax expense (taxable equivalent)	(1,765)	8,765	528	(1,920)	5,608

Net income	$(3,276)	$16,276	$978	$(2,851)	$11,127

Average assets (in millions)	$2,210	$6,022	$13	$5,197	$13,442

	Three Months Ended March 31, 2007(1)
	Specialty	Regional	Wealth
	Commercial	Banking	Mgmt	Other	Total
	(In thousands)

Net interest income (taxable equivalent)	$21,223	$72,784	$17	$8,943	$102,967
Provision for loan losses	1,927	(964)	—	2,537	3,500

Net interest income after provision	19,296	73,748	17	6,406	99,467
Noninterest income	1,311	21,062	6,250	2,767	31,390
Noninterest expense	6,504	57,376	5,606	14,224	83,710

Income before income taxes	14,103	37,434	661	(5,051)	47,147
Income tax expense (taxable equivalent)	4,936	13,102	232	(2,615)	15,655

Net income	$9,167	$24,332	$429	$(2,436)	$31,492

Average assets (in millions)	$2,001	$6,112	$12	$5,449	$13,574

(1)	Certain amounts have been reclassified to conform to current year presentation.

RISK FACTORS

In considering whether to purchase the Preferred Stock, you should carefully consider all the information we have included or incorporated by reference in this prospectus supplement and the accompanying prospectus. In particular, you should carefully consider the following risk factors, as well as the factors listed in “Forward-Looking Statements.” You should carefully review all the information in this prospectus supplement and the accompanying prospectus about all of these securities.

Risks Relating to Our Business and Industry

Deteriorating economic conditions in Michigan and the other Upper Midwest states in which we operate have adversely affected our business and may continue to adversely affect us.

The concentration of our assets and operations in Michigan and the other Upper Midwest states in which we operate makes us sensitive to changes in economic, demographic and regulatory conditions in those states. Michigan is currently experiencing an economic recession. The economy in our markets relies heavily on the performance of the manufacturing sector in general and the auto industry specifically. Declining vehicle production, foreign competition, higher fuel prices, tighter credit availability and continued supply rationalization have contributed to significant job losses in the automotive sector in recent years, and this trend is expected to continue. The current economic downturn in our markets has led to significant deterioration of the quality of our loan portfolio by adversely affecting the ability of our customers to repay loans and reducing the value of the collateral securing loans we have extended. Reflecting these factors, we recorded a credit-related writedown of $47.1 million and a goodwill impairment charge of approximately $180 million at May 31, 2008. A sustained economic downturn in our markets may contribute to further write-offs and charges and also may reduce the level of deposits in our banking subsidiaries, demand for our products and services and the stability of our deposit funding sources. We currently project that net charge offs for the last nine months of 2008 will be approximately $79 million, and this amount increases to $163 million under stress scenario assumptions. Actual charge offs may exceed projected amounts. Although our most significant loan losses have to date been concentrated in our commercial real estate loan portfolio, a sustained economic downturn could adversely affect other portions of our loan portfolio and lead to greater than expected losses. The cumulative effect of these matters on our results of operations and financial condition would likely be adverse and could be material.

Declining real estate markets have adversely affected the value of our loan portfolio and may lead to further losses.

A significant percentage of our portfolio is sensitive to real estate values, and declining real estate prices in our markets have resulted in sharp increases in delinquencies and losses in certain segments of our portfolio. At March 31, 2008, commercial real estate, residential mortgage and home equity loans represented approximately 33%, 15%, and 13% respectively, of our total loan portfolio, and we recorded a credit-related writedown of $47.1 million and a goodwill impairment charge of approximately $180 million at May 31, 2008. Although we do not engage in subprime lending, the related economic issues and the resulting disruption in the secondary market for residential mortgage loans and reduction in the availability of mortgage credit have contributed to a decline in the real estate markets generally, and certain segments of our loan portfolio, particularly our land hold, land development and construction loan portfolios, have suffered large increases in delinquencies and losses. Although we have ceased extending land hold and land development loans and are working actively to manage our remaining land hold and land development portfolio, we may suffer further losses in this segment if market conditions continue to decline and our efforts to limit losses through work-outs of bad loans are unsuccessful. Taken together with the general economic downturn in our key markets, the effects of ongoing mortgage market turbulence, combined with the ongoing correction in residential real estate market prices and reduced levels of home sales, could result in further reductions in real estate values, further adversely affecting the value of collateral securing mortgage loans that we hold, mortgage loan originations and profits on sale of mortgage loans. Continued declines in real estate values, home sales volumes and financial stress on borrowers as a result of job losses, interest rate resets on adjustable rate mortgage loans or other factors could have further adverse effects on borrowers that result in higher delinquencies and greater charge-offs in future periods, which could adversely affect our financial condition or results of operations.

We may be required to record further impairment charges in respect of our goodwill and other intangible assets.

At May 31, 2008, we recorded an impairment charge of approximately $180 million on our goodwill. Although we have recorded a charge based on our current estimates, SFAS 142 allows for an estimate to be recorded and a final entry will be booked later in the second quarter of 2008 after a more extensive valuation is performed. We expect to complete the second step of the SFAS 142 testing process and to perform any required adjustments by the end of the second quarter of 2008. As a result of the step two analysis, we may conclude that the goodwill impairment charge should be higher or lower than our initial estimate. If we determine that the impairment is greater than initially estimated, we would further increase the charge to earnings, which could have a material adverse effect on our results of operations or the trading price of our common stock. Depending on the outcome of the step two analysis, we also may revisit our conclusion that the goodwill associated with our Regional Banking line of business has not been impaired. We also may record further impairment charges in the future. We test our goodwill and intangible assets for impairment at least annually and more frequently when events or circumstances indicate that impairment may have occurred. Numerous factors, including adverse changes in the business climate, adverse actions by regulators, unanticipated changes in the competitive environment or a decision to change our operations or dispose of an operating unit could have a negative effect on goodwill or other intangible assets in future periods. If an impairment is significant enough to result in negative net income for the period, it could affect the ability of our bank subsidiaries to upstream dividends to the Holding Company, which could have a material adverse effect on our Holding Company’s liquidity and its ability to pay dividends to shareholders, including holders of the Preferred Stock.

We face the risk that loan losses, including unanticipated loan losses due to changes in loan portfolios, fraud and economic factors, will exceed the allowance for loan losses and that additional increases in the allowance will be required which would cause our net income to decline and could have a negative impact on our capital and financial position.

Making loans is an essential element of our business, and we recognize there is a risk that customer loans will not be repaid. The risk of nonpayment is affected by a number of factors, including:

•	the duration of the loan;

•	credit risks of a particular borrower;

•	changes in economic and industry conditions; and

•	in the case of a collateralized loan, risks resulting from uncertainties about the future value of the collateral, such as deterioration in commercial and residential real estate values.

We attempt to maintain an appropriate allowance for loan losses to provide for potential losses in our loan portfolio. We periodically determine the amount of the allowance based on consideration of several factors including the ongoing review and grading of the loan portfolio, consideration of past loan loss experience as well as that of the banking industry, trends in past due and nonperforming loans, risk characteristics of the various classifications of loans, existing economic conditions, the fair value of underlying collateral, the size and diversity of individual credits, and other qualitative and quantitative factors which could affect probable credit losses. We determine the amount of the allowance for loan losses by considering these factors and by using estimates related to the amount and timing of expected future cash flows on impaired loans, estimated losses on pools of homogeneous loans based on our historical loss experience as well as that of the banking industry with additional qualitative factors for various issues, and allocation of reserves for special situations that are unique to the measurement period with consideration of current economic trends and conditions, all of which are susceptible to significant change. Because current economic conditions can change and future events are inherently difficult to predict, the anticipated amount of estimated loan losses, and therefore the adequacy of the allowance, could change significantly.

Reflecting the continued decline in real estate markets and deterioration in the credit environment, we increased our allowance for loan losses as a percent of portfolio loans from 1.72% at December 31, 2007 to 1.84% at March 31, 2008 and increased the provision for loan losses.

There is no precise method of predicting loan losses, and therefore we always face the risk that charge-offs in future periods will exceed our allowance for loan losses and that additional increases in the allowance for loan losses will be required. Additions to the allowance for loan losses would cause net income to decline in the period(s) in which such additions occur and could also have a material adverse impact on capital and financial position.

While we attempt to manage the risk from changes in market interest rates, interest rate risk management techniques are not exact. In addition, we may not be able to economically hedge our interest rate risk. A rapid or substantial increase or decrease in interest rates could adversely affect our net interest income and results of operations.

Our net income depends primarily upon our net interest income. Net interest income is income that remains after deducting, from total income generated by earning assets, the interest expense attributable to the acquisition of the funds required to support earning assets. Income from earning assets includes income from loans, investment securities and short-term investments. The amount of interest income is dependent on many factors including the volume of earning assets, the general level of interest rates, the dynamics of changes in interest rates and the levels of nonperforming loans. The cost of funds varies with the amount of funds necessary to support earning assets, the rates paid to attract and hold deposits, rates paid on borrowed funds and the levels of noninterest-bearing demand deposits and equity capital.

Different types of assets and liabilities may react differently, and at different times, to changes in market interest rates. We expect that we will periodically experience “gaps” in the interest rate sensitivities of our assets and liabilities. That means either our interest-bearing liabilities will be more sensitive to changes in market interest rates than our interest earning assets, or vice versa. When interest-bearing liabilities mature or reprice more quickly than interest-earning assets, an increase in market rates of interest could reduce our net interest income. Likewise, when interest-earning assets mature or reprice more quickly than interest-bearing liabilities, falling interest rates could reduce net interest income. We are unable to predict changes in market interest rates which are affected by many factors beyond our control including inflation, recession, unemployment, money supply, domestic and international events and changes in the United States and other financial markets. Based on our net interest income simulation model, if market interest rates were to increase immediately by 100 or 200 basis points (a parallel and immediate shift of the yield curve) net interest income would be expected to decrease by 1.1% and 1.9%, respectively, from what it would be if rates were to remain at March 31, 2008 levels. An immediate 100 or 200 basis point parallel decline in market rates would be expected to increase net interest income by 0.1% and leave net interest income unchanged, respectively, from what it would be if rates were to remain at March 31, 2008 levels. The actual amount of any increase or decrease may be higher or lower than that predicted by our simulation model. Net interest income is not only affected by the level and direction of interest rates, but also by the shape of the yield curve, relationships between interest sensitive instruments and key driver rates, as well as balance sheet growth, client loan and deposit preferences and the timing of changes in these variables.

We attempt to manage risk from changes in market interest rates, in part, by controlling the mix of interest rate-sensitive assets and interest rate-sensitive liabilities. We continually review our interest rate risk position and modify our strategies based on projections to minimize the impact of future interest rate changes. We also use derivative financial instruments to modify our exposure to changes in interest rates. Holding residential mortgage loans for sale and committing to fund residential mortgage loan applications at specific rates may pose interest rate risk during the period from loan funding until sale. To minimize this risk, we enter into mandatory forward commitments to sell residential mortgage loans. However, interest rate risk management techniques are not exact. A rapid increase or decrease in interest rates could adversely affect results of operations and financial performance.

As a bank holding company that conducts substantially all of our operations through our subsidiaries, the ability of our Holding Company to pay dividends, repurchase our shares or to repay our indebtedness depends upon the results of operations of our subsidiaries and their ability to pay dividends to our Holding Company. Dividends paid by these subsidiaries are subject to limits imposed by federal and state law.

The Holding Company is a separate and distinct legal entity from our subsidiaries and it receives substantially all of its revenue from dividends from its subsidiaries. These dividends are the principal source of funds to pay dividends on common stock and the Preferred Stock and interest and principal on debt. Various federal and/or state laws and regulations limit the amount of dividends that our bank subsidiaries and certain non-bank subsidiaries may pay to the Holding Company. At March 31, 2008, our subsidiaries were permitted to pay $15.7 million in dividends. On a pro forma basis at March 31, 2008, after giving effect to the goodwill impairment charge and the credit writedown discussed under “Recent Developments,” our subsidiary banks would have been permitted to pay dividends of $3.4 million without prior regulatory approval. At March 31, 2008, the Holding Company had $57.1 million in cash and approximately $22 million in annual interest expense. Also, our Holding Company’s right to participate in a distribution of assets upon a subsidiary’s liquidation or reorganization is subject to the prior claims of the subsidiary’s creditors. In the event our subsidiaries are unable to pay dividends to our Holding Company, we may not be able to service debt, pay obligations or pay dividends on common stock.

If we are unable to continue to attract core deposits or continue to obtain third party financing on favorable terms, our cost of funds will increase, adversely affecting the ability to generate the funds necessary for lending operations, reducing net interest margin and negatively affecting results of operations.

Our subsidiary banks derive liquidity through core deposit growth, maturity of money market investments, and maturity and sale of investment securities and loans. Additionally, our subsidiary banks have access to financial market borrowing sources on an unsecured, and a collateralized basis for both short-term and long-term purposes including, but not limited to, the Federal Reserve and Federal Home Loan Banks of which the subsidiary banks are members. If these funding sources are not sufficient, we may have to acquire funds through higher-cost sources.

Our credit ratings were reviewed and affirmed by Moody’s Investor Service in September 2007 and Standard and Poor’s Rating Service in December 2007. In February 2008, Fitch Ratings downgraded the long-term Issuer Default Ratings for Citizens Republic Bancorp, Inc. to ‘BBB-’ from ‘BBB’. Dominion Bond Rating Service downgraded us to ‘BBB’ from ‘BBB (high)’ in April 2008. Wholesale funding represents an important source of liquidity to us, and credit ratings affect the availability and cost of this funding.

We currently have the ability to borrow funds on both a short-term and long-term basis as an additional source of liquidity. Our Holding Company maintains a $65.0 million short-term revolving credit facility with three unaffiliated banks, under which there was no outstanding balance as of March 31, 2008. Our Holding Company also had term loans of $50 million outstanding with two unaffiliated banks as of March 31, 2008. The credit facility and term loans each require us to maintain certain financial ratios and non-financial covenants including capital adequacy, nonperforming asset levels and loan loss coverage as a percentage of nonperforming loans. In light of recent economic conditions and resulting levels of nonperforming assets, we have been required to renegotiate the terms of these covenants on two occasions since December 31, 2007, most recently in the first quarter of 2008. We were in full compliance with all related covenants, as amended, as of March 31, 2008. Failure to maintain compliance with these covenants in future periods could prevent us from drawing under the credit facility and could require us to renegotiate the terms of or repay in full the term loans. As described under “Use of Proceeds,” we may use the proceeds of this offering and the concurrent stock offering to repay some or all of the outstanding balance on the $50 million term loans.

Increased competition with other financial institutions or an adverse change in our relationship with a number of major customers could reduce our net interest margin and net income by decreasing the number and size of loans originated, the interest rates charged on these loans and the fees charged for services to customers. If we lend to customers who are less likely to pay in order to maintain historical origination levels, we may not be able to maintain current loan quality levels.

Our banking subsidiaries face substantial competition in originating commercial and consumer loans. This competition comes principally from other banks, savings institutions, mortgage banking companies and other lenders. Many of our competitors have competitive advantages, including greater financial resources and higher lending limits, a wider geographic presence, more accessible branch office locations, the ability to offer a wider array of services or more favorable pricing alternatives, as well as lower origination and operating costs. This competition could reduce our net income by decreasing the number and size of the loans that we originate and the interest rates we charge on these loans.

In attracting business and consumer deposits, we face substantial competition from other insured depository institutions such as banks, savings institutions and credit unions, as well as institutions offering uninsured investment alternatives, including money market funds. Many competitors enjoy advantages, including greater financial resources, more aggressive marketing campaigns and better brand recognition and more branch locations. These competitors may offer higher interest rates, which could decrease the deposits that we attract or require us to increase rates to retain existing deposits or attract new deposits. Increased deposit competition could adversely affect our ability to generate the funds necessary for lending operations which could increase our cost of funds.

We also compete with non-bank providers of financial services, such as brokerage firms, consumer finance companies, credit unions, insurance companies and governmental organizations which may offer more favorable terms. Some non-bank competitors are not subject to the same extensive regulations that govern banking operations. As a result, such non-bank competitors may have advantages over us in providing certain products and services. This competition may reduce or limit our margins on banking and non-banking services, reduce our market share and adversely affect our earnings and financial condition.

The financial services industry could become even more competitive as a result of legislative, regulatory and technological changes and continued consolidation. Banks, securities firms and insurance companies can merge under the umbrella of a financial holding company, which can offer virtually any type of financial service, including banking, securities underwriting, insurance (both agency and underwriting) and merchant banking. Also, technology has lowered barriers to entry and made it possible for non-banks to offer products and services traditionally provided by banks, such as automatic transfer and automatic payment systems.

We are party to various lawsuits incidental to our business. Litigation is subject to many uncertainties such that the expenses and ultimate exposure with respect to many of these matters cannot be ascertained.

From time to time, customers and others make claims and take legal action pertaining to our performance of fiduciary responsibilities. Whether customer claims and legal action are founded or unfounded, if such claims and legal actions are not resolved in our favor they may result in significant financial liability and/or adversely affect the market perception of us and our products and services as well as impact customer demand for those products and services. Any financial liability or reputation damage could have a material adverse effect on our business, which, in turn, could have a material adverse effect on our financial condition and results of operations.

The financial services industry is undergoing rapid technological changes. If we are unable to adequately invest in and implement new technology-driven products and services, we may not be able to compete effectively, or the cost to provide products and services may increase significantly.

The financial services industry is undergoing rapid technological changes with frequent introduction of new technology-driven products and services. In addition to better serving customers, the effective use of technology increases efficiency and enables financial service institutions to reduce costs. Our future success will depend, in part, upon our ability to address the customer needs by using technology to provide products and services to enhance customer convenience, as well as to create additional operational efficiencies. Many of our competitors have substantially greater resources to invest in technological improvements. We may not be able to effectively implement new technology-driven products and services, which could reduce our ability to effectively compete and, in turn, have a material adverse effect on our financial condition and results of operations.

Our business may be adversely affected by the highly regulated environment in which we operate. We may be adversely affected by changes in banking laws, regulations, and regulatory practices at either the federal or state level. Such changes would affect our ability to offer new products and services, obtain financing, pay dividends from the subsidiaries to our Holding Company, attract deposits, or make loans and leases at satisfactory spreads. Such changes may also result in the imposition of additional costs.

The banking industry is heavily regulated, and such regulations are intended primarily for the protection of depositors and the federal deposit insurance funds, not shareholders or holders of subordinated debt. As a bank holding company, our Holding Company is subject to regulation by the Federal Reserve Board. Our bank subsidiaries each have their own federal regulator (the Federal Reserve Board, the FDIC or the OCC) and are also subject to regulation by the state banking departments of the state in which they are chartered. These regulations affect lending practices, capital structure, investment practices, dividend policy and growth. In addition, we have non-bank operating subsidiaries from which we derive income. Certain of these non-bank subsidiaries engage in providing investment management and insurance brokerage services, which industries are also heavily regulated on both a state and federal level. In addition, changes in laws, regulations and regulatory practices affecting the financial services industry could subject us to additional costs, limit the types of financial services and products we may offer and/or increase the ability of non-banks to offer competing financial services and products, among other things. Failure to comply with laws, regulations or policies could result in sanctions by regulatory agencies, civil money penalties and/or reputation damage, which could have a material adverse effect on our business, financial condition and results of operations. While we have policies and procedures designed to prevent any such violations, there can be no assurance that such violations will not occur.

The products and services offered by the banking industry and customer expectations regarding them are subject to change. We attempt to respond to perceived customer needs and expectations by offering new products and services, which are often costly to develop and market initially. A lack of market acceptance of these products and services would have a negative effect on financial condition and results of operations.

From time to time, we implement new lines of business or offer new products and services within existing lines of business. There are substantial risks and uncertainties associated with these efforts, particularly in instances where the markets are not fully developed. In developing and marketing new lines of business and/or new products and services we may invest significant time and resources. We may not achieve initial timetables for the introduction and development of new lines of business and/or new products or services and price and profitability targets may not prove feasible. External factors, such as compliance with regulations, competitive alternatives, and shifting market preferences, may also impact the successful implementation of a new line of business or a new product or service. Furthermore, any new line of business and/or new product or service could have a significant impact on the effectiveness of our system of internal controls. Failure to successfully manage these risks in the development and implementation of new lines of business or new products or services could have a material adverse effect on business, results of operations and financial condition.

New accounting or tax pronouncements or interpretations may be issued by the accounting profession, regulators or other government bodies which could change existing accounting methods. Changes in accounting methods could negatively impact our results of operations and financial condition.

Current accounting and tax rules, standards, policies, and interpretations influence the methods by which financial institutions conduct business, implement strategic initiatives and tax compliance, and govern financial reporting and disclosures. These laws, regulations, rules, standards, policies, and interpretations are constantly evolving and may change significantly over time. Events that may not have a direct impact on us, such as the bankruptcy of major U.S. companies, have resulted in legislators, regulators, and authoritative bodies, such as the Financial Accounting Standards Board, the Securities and Exchange Commission, the Public Company Accounting Oversight Board, and various taxing authorities, responding by adopting and/or proposing substantive revision to laws, regulations, rules, standards, policies, and interpretations. New accounting pronouncements and varying interpretations of accounting pronouncements have occurred and may occur in the future. A change in accounting standards may adversely affect reported financial condition and results of operations.

Our business continuity plans or data security systems could prove to be inadequate, resulting in a material interruption in, or disruption to, our business and a negative impact on the results of operations.

We rely heavily on communications and information systems to conduct our business. Any failure, interruption or breach in security of these systems, whether due to severe weather, natural disasters, acts of war or terrorism, criminal activity or other factors, could result in failures or disruptions in general ledger, deposit, loan, customer relationship management, and other systems. While we have disaster recovery and other policies and procedures designed to prevent or limit the effect of the failure, interruption or security breach of our information systems, there can be no assurance that any such failures, interruptions or security breaches will not occur or, if they do occur, that they will be adequately addressed. The occurrence of any failures, interruptions or security breaches of our information systems could damage our reputation, result in a loss of customer business, subject us to additional regulatory scrutiny, or expose us to civil litigation and possible financial liability, any of which could have a material adverse effect on our results of operations.

Our vendors could fail to fulfill their contractual obligations, resulting in a material interruption in, or disruption to, our business and a negative impact on our results of operations.

We have entered into subcontracts for the supply of current and future services, such as data processing and certain property management functions. These services must be available on a continuous and timely basis and be in compliance with any regulatory requirements. Failure to do so could substantially harm our business.

We often purchase services from vendors under agreements that typically can be terminated on a periodic basis. There can be no assurance, however, that vendors will be able to meet their obligations under these agreements or that we will be able to compel them to do so. Risks of relying on vendors include the following.

•	If an existing agreement expires or a certain service is discontinued by a vendor, then we may not be able to continue to offer our customers the same breadth of products and our operating results would likely suffer unless we are able to find an alternate supply of a similar service.

•	Agreements we may negotiate in the future may commit us to certain minimum spending obligations. It is possible we will not be able to create the market demand to meet such obligations.

•	If market demand for our products increases suddenly, our current vendors might not be able to fulfill our commercial needs, which would require us to seek new arrangements or new sources of supply, and may result in substantial delays in meeting market demand.

•	We may not be able to control or adequately monitor the quality of services we receive from our vendors. Poor quality services could damage our reputation with our customers.

Potential problems with vendors such as those discussed above could have a significant adverse effect on our business, lead to higher costs and damage our reputation with our customers and, in turn, have a material adverse effect on our financial condition and results of operations.

Our potential inability to integrate acquired operations could have a negative effect on our expenses and results of operations.

In the past, we have grown through strategic acquisitions, such as our 2006 acquisition of Republic, and we may engage in strategic acquisitions in the future to strengthen and expand our operating and marketing capabilities. The full benefits of these acquisitions, however, require integration of administrative, financial, sales, lending, collections, marketing approaches, and personnel. If we are unable to successfully integrate these acquisitions, we may not realize the benefits of the acquisitions, and our financial results may be negatively affected. A completed acquisition may adversely affect our financial condition and results of operations, including our capital requirements and the accounting treatment of these acquisitions. Completed acquisitions may also lead to significant unexpected liabilities after the consummation of these acquisitions.

We could face unanticipated environmental liabilities or costs related to real property owned or acquired through foreclosure. Compliance with federal, state and local environmental laws and regulations, including those related to investigation and clean-up of contaminated sites, could have a negative effect on expenses and results of operations.

A significant portion of our loan portfolio is secured by real property. During the ordinary course of business, we may foreclose on and take title to properties securing certain loans. In doing so, there is a risk that hazardous or toxic substances could be found on these properties. If hazardous or toxic substances are found, we may be liable for remediation costs, as well as for personal injury and property damage. Environmental laws may require us to incur substantial expenses and may materially reduce the affected property’s value or limit our ability to use or sell the affected property. In addition, future laws or more stringent interpretations or enforcement policies with respect to existing laws may increase our exposure to environmental liability. Although we have policies and procedures to perform an environmental review before initiating any foreclosure action on real property, these reviews may not be sufficient to detect all potential environmental hazards. The remediation costs and any other financial liabilities associated with an environmental hazard could have a material adverse effect on results of operations.

Our controls and procedures may fail or be circumvented which could have a material adverse effect on our business, results of operations and financial condition.

We regularly review and update our internal controls, disclosure controls and procedures, and corporate governance policies and procedures. Any system of controls, however well designed and operated, is based in part on certain assumptions and can provide only reasonable, not absolute, assurances that the objectives of the system are met. Any failure or circumvention of our controls and procedures or failure to comply with regulations related to controls and procedures could have a material adverse effect on our business, results of operations and financial condition.

Our articles of incorporation and bylaws as well as certain banking laws may have an anti-takeover effect.

Provisions of our articles of incorporation and bylaws and federal banking laws, including regulatory approval requirements, could make it more difficult for a third party to acquire our Holding Company, even if doing so would be perceived to be beneficial to shareholders. The combination of these provisions effectively inhibits a non-negotiated merger or other business combination, which, in turn, could adversely affect the market price of our common stock.

Risks Relating to the Offering

The market price of the Preferred Stock will be directly affected by the market price of our common stock, which may be volatile.

To the extent a secondary market for the Preferred Stock develops, we believe that the market price of the Preferred Stock will be significantly affected by the market price of our common stock. We cannot predict how shares of our common stock will trade. This may result in greater volatility in the market price of the Preferred Stock than would be expected for nonconvertible preferred stock. From the beginning of 2006 to June 4, 2008, the reported high and low sales prices for shares of our common stock ranged from a low of $5.19 per share to a high of $28.66 per share. The market price of our common stock will likely continue to fluctuate in response to a number of factors including the following, most of which are beyond our control:

•	economic developments in Michigan and the Upper Midwest states in which we operate;

•	developments in the commercial real estate and residential mortgage loan markets;

•	quarterly fluctuations in our operating and financial results;

•	fluctuations in our regulatory capital and other capital adequacy ratios;

•	reductions in dividend payout levels, whether legally required or adopted to conserve capital;

•	developments related to investigations, proceedings or litigations that involve us;

•	changes in financial estimates and recommendations by financial analysts;

•	dispositions, acquisitions and financings;

•	actions of our common stockholders, including sales of common stock by stockholders and our directors and executive officers;

•	changes in the ratings of our securities;

•	fluctuations in the stock price and operating results of our competitors;

•	regulatory developments; and

•	developments related to the financial services industry.

In addition, the stock markets in general, including the Nasdaq Global Select Market, experience price and trading fluctuations. These fluctuations may result in volatility in the market prices of securities that could be unrelated or disproportionate to changes in our operating performance. These broad market fluctuations may adversely affect the market prices of the Preferred Stock and our common stock.

The holders of our common stock may not approve the conversion of the Preferred Stock into common stock, in which case you will not be able to convert the Preferred Stock into common stock.

As of the date of this prospectus supplement, we do not have a sufficient number of shares of common stock authorized and unissued into which to convert the Preferred Stock after the sale of common stock planned in the concurrent offering of common stock. To provide for the authorization of a sufficient number of shares of common stock into which to convert the Preferred Stock in full, we have agreed to use commercially reasonable efforts to seek the approval of the holders of our common stock to authorize a sufficient number of shares of common stock to permit the Preferred Stock to be converted into common stock. If the Shareholder Approval is not obtained, you will receive Special Dividends as described under “Description of the Preferred Stock — Dividends,” when, as and if declared by our board of directors, but you will have no rights as a common shareholder unless and until the Shareholder Approval is obtained.

Holders of the Preferred Stock will have no rights as holders of common stock until they acquire our common stock.

Until you acquire shares of our common stock upon conversion, you will have no rights with respect to our common stock, including voting rights (except as described under “Description of the Preferred Stock — Voting Rights” and as required by applicable state law) and rights to respond to tender offers. Upon conversion, you will be entitled to exercise the rights of a holder of common stock only as to matters for which the record date occurs on or after the conversion date.

Purchasers of the Preferred Stock may suffer dilution of the Preferred Stock upon the issuance of a new series of preferred stock ranking equally with the Preferred Stock.

The terms of the Preferred Stock do not restrict our ability to offer a new series of preferred stock that ranks equally with the Preferred Stock. We have no obligation to consider the interest of the holders of the Preferred Stock in engaging in any such offering or transaction.

A holder of Preferred Stock may realize some or all of a decline in the market value of our common stock.

The market value of our common stock on the mandatory conversion date may be less than $      per share, which we refer to as the initial price. If that market value is less than the initial price, then holders of the Preferred Stock will receive common stock on the mandatory conversion date with a market value per share that is less than the initial price. Accordingly, a holder of Preferred Stock assumes the entire risk that the market value of our common stock may decline. Any decline in the market value of our common stock may be substantial.

Shares of common stock issued pursuant to the concurrent offering or eligible for future issuance or sale may cause the market price of our common stock to decline, which may negatively impact your investment.

Issuances or sales of substantial numbers of additional shares of our common stock, or the perception that such issuances or sales could occur, may cause prevailing market prices for our common stock to decline and may adversely affect our ability to raise additional capital in the financial markets at a time and price favorable to us. An additional          shares of our common stock are being issued concurrently with this offering (or          shares of our common stock if the underwriters exercise their option to purchase additional shares of our common stock). As noted

above, a decline in the market price of our common stock may negatively impact the market price for the Preferred Stock.

The Preferred Stock may be junior to preferred stock we issue in the future and the issuance of preferred stock in the future could adversely affect holders of common stock, which may negatively impact your investment.

The Preferred Stock may be junior to preferred stock we issue in the future, which by its terms is expressly senior to the Preferred Stock. The terms of any of our future preferred stock expressly senior to the Preferred Stock may restrict dividend payments on Preferred Stock, except for dividends payable solely in shares of the Preferred Stock. Unless full dividends for all of our outstanding preferred stock senior to the Preferred Stock have been declared and paid or set aside for payment, no dividends will be declared or paid and no distribution will be made on any shares of Preferred Stock, and no shares of Preferred Stock may be repurchased, redeemed, or otherwise acquired by us, directly or indirectly, for consideration. This could result in dividends on the Preferred Stock not being paid when due to you.

Our board of directors is authorized to issue additional classes or series of preferred shares without any action on the part of the shareholders. The board of directors also has the power, without shareholder approval, to set the terms of any such classes or series of preferred shares that we issue, including voting rights, dividend rights and preferences over our common stock with respect to dividends or upon the liquidation, dissolution or winding up of our business and other terms. If we issue preferred shares in the future that have preference over our common stock with respect to the payment of dividends or upon our liquidation, dissolution or winding up, or if we issue preferred shares with voting rights that dilute the voting power of our common stock, the rights of holders of our common stock or the market price of our common stock could be adversely affected. As noted above, a decline in the market price of our common stock may negatively impact the market price for the Preferred Stock.

Dividends on the Preferred Stock are non-cumulative.

Dividends on the Preferred Stock are non-cumulative. Consequently, if our board of directors or a duly authorized committee of our board does not authorize and declare a dividend for any dividend period prior to the related dividend payment date, holders of the Preferred Stock would not be entitled to receive a dividend for that dividend period, and the unpaid dividend will cease to accrue and be payable. We will have no obligation to pay dividends accrued for a dividend period after the dividend payment date for that period if our board of directors or a duly authorized committee of the board has not declared a dividend before the related dividend payment date, whether or not dividends on the Preferred Stock or any other series of our preferred stock or our common stock are declared for any future dividend period.

If we are deferring payments on our outstanding junior subordinated debentures or are in default under the indentures governing those securities, we will be prohibited from making distributions on the Preferred Stock.

The terms of our outstanding junior subordinated notes prohibit us from declaring or paying any dividends or distributions on our preferred stock, including the Preferred Stock, if we are aware of any event that would be an event of default under the indenture governing those junior subordinated debentures or at any time when we have deferred payment of interest on those junior subordinated debentures.

Holders of the Preferred Stock will have limited voting rights.

Although holders of the Preferred Stock will have the right to elect two additional directors as described under “Description of the Preferred Stock — Voting Rights,” the ability of those two directors to influence our affairs may be limited.

An active trading market for the Preferred Stock may not develop.

Prior to this offering, there has been no public market for the Preferred Stock. We intend to list the Preferred Stock on the New York Stock Exchange. There can be no assurance, however, that an active trading market will develop, or if developed, that an active trading market will be maintained. The underwriters have advised us that they intend to facilitate secondary market trading by making a market in the Preferred Stock. However, the underwriters are not obligated to make a market in the Preferred Stock and may discontinue market making activities at any time.

Federal and state banking authorities may restrict dividends on the Preferred Stock.

Federal banking authorities have the right to supervise and examine us and our subsidiaries. Such supervision and examination is intended primarily for the benefit of depositors and not for holders of our securities. State banking regulators, including the Michigan Office of Financial and Insurance Services and the Iowa Division of Banking, have the authority to restrict the payment of dividends and other payments from our state chartered banking subsidiaries to us, while the Office of the Comptroller of the Currency may restrict the payment of dividends and other payments from our national bank subsidiary to us. The Federal Reserve also has the authority to restrict or prohibit the payment of dividends on our common stock and the Preferred Stock.

Dividend payments on the Preferred Stock will be contractually subordinated to our senior indebtedness and will be effectively subordinated to the obligations of our subsidiaries.

Our obligations with respect to Preferred Stock will be subordinate and junior in right of payment to our obligations under our existing and future senior indebtedness. At March 31, 2008, our senior indebtedness totaled approximately $169.4 million, excluding the liabilities of our subsidiaries. The terms of the Preferred Stock do not restrict our ability to incur additional debt, including senior and subordinated indebtedness.

We receive substantially all of our revenue from dividends from our subsidiaries. Because we are a holding company, our right to participate in any distribution of the assets of our banking or nonbanking subsidiaries, upon a subsidiary’s dissolution, winding-up, liquidation or reorganization or otherwise, and thus your ability to benefit indirectly from such distribution, is subject to the prior claims of creditors of that subsidiary, except to the extent that we may be a creditor of that subsidiary and our claims are recognized. There are legal limitations on the extent to which some of our subsidiaries may extend credit, pay dividends or otherwise supply funds to, or engage in transactions with, us or some of our other subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay amounts due under the contracts or otherwise to make any funds available to us. Accordingly, the dividend payments, and therefore the Preferred Stock, will be effectively subordinated to all existing and future liabilities of our subsidiaries. In the event of our bankruptcy, liquidation or winding up, there may not be sufficient assets remaining, after paying our and our subsidiaries’ liabilities, to pay amounts due on any or all of the Preferred Stock then outstanding.

The Preferred Stock provides limited conversion rate adjustments.

The number of shares of common stock that you are entitled to receive on the mandatory conversion date is subject to adjustment for certain events arising from stock splits and combinations, stock dividends, certain cash dividends and certain other actions by us or a third party that modify the capital structure. See “Description of the Preferred Stock — Anti-Dilution Adjustments.” We will not adjust the conversion rate for other events, including offerings of common stock for cash by us or in connection with acquisitions. There can be no assurance that an event that adversely affects the value of the Preferred Stock, but does not result in an adjustment to the conversion rate, will not occur.

FORWARD-LOOKING STATEMENTS

This document contains or incorporates by reference a number of forward-looking statements regarding our financial condition, results of operations, earnings outlook and business prospects. You can find many of these statements by looking for words such as “will,” “may,” “should,” “expects,” “projects,” “anticipates,” “believes,” “intends,” “estimates,” “strategy,” “plan,” “potential,” “possible” and other similar expressions.

The forward-looking statements involve certain risks and uncertainties. We cannot predict the results or actual effects of our plans and strategies, which are inherently uncertain. Accordingly, actual results may differ materially from those expressed in, or implied by, the forward-looking statements. Some of the factors that may cause our actual results or earnings to differ materially from those contemplated by the forward-looking statements include, but are not limited to, those discussed under “Risk Factors” and those discussed in our SEC filings that are incorporated herein by reference, including future filings, as well as the following:

•	general economic conditions in our key markets may deteriorate, fail to recover or recover more slowly than expected;

•	changes in the interest rate environment may reduce interest margins and impact funding sources;

•	real estate values may further deteriorate;

•	changes in market rates and prices may adversely impact the value of financial products and assets;

•	competitive pressure among financial services companies may increase significantly, which may adversely affect our ability to market our products and services and to attract and retain core deposits;

•	legislation or regulatory environments, requirements or changes may adversely affect businesses in which we are engaged;

•	litigation liabilities, including costs, expenses, settlements and judgments, may adversely affect us or our businesses;

•	trade, monetary and fiscal policies of various governmental bodies may affect the economic environment in which we operate, as well as our financial condition and results of operations;

•	adverse general economic conditions, or in the condition of the local economies or industries in which we have significant operations or assets, could, among other things, materially impact credit quality trends and our ability to generate loans and cause us to write down goodwill on our balance sheet in amounts greater than anticipated;

•	federal and state legal restrictions may limit the ability of Citizens’ subsidiaries to pay dividends to Citizens;

•	it could take us longer than we anticipate to implement strategic initiatives designed to grow revenue or manage expenses; we may be unable to implement certain initiatives; or the initiatives may be unsuccessful;

•	acquisitions and dispositions of assets, business units or affiliates could adversely affect us in ways that management has not anticipated;

•	we may experience operational or risk management failures due to technological or other factors;

•	conditions in the stock markets, public debt markets and other capital markets could adversely affect our ability to raise capital or other funding for liquidity and business purposes;

•	terrorist activities or military actions could disrupt the economy and the general business climate, which may have an adverse effect on our financial results or condition and that of our borrowers; and

•	we may become subject to new accounting, tax or regulatory practices or requirements.

Because these forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this document or the date of any document incorporated by reference in this document. Except to the extent required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

You should refer to our periodic and current reports filed with the SEC (and incorporated by reference herein) for further information on other factors that could cause actual results to be significantly different from those expressed or implied by these forward-looking statements. See above under the caption “Where You Can Find More Information” in this prospectus supplement.

USE OF PROCEEDS

We estimate that the aggregate net proceeds from the sale of the Preferred Stock in this offering and the sale of the common stock in the concurrent common stock offering will be approximately $190.5 million, or $219.2 million if the underwriters in each of the offerings exercise their over-allotment option in full, after deducting the underwriting discounts and estimated offering expenses payable by us.

We expect to use the net proceeds from the sale of the Preferred Stock, together with the net proceeds from the concurrent common stock offering, for general corporate purposes, which may include reducing or refinancing some or all of our borrowings outstanding under our $50 million term loans, which bears an interest rate of LIBOR plus 150 basis points, or 4.3275% as of May 20, 2008 and mature May 1, 2010.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

Our common stock is publicly traded on the NASDAQ Global Select Market (“NASDAQ”) under the symbol “CRBC.” The table below sets forth for the periods indicated the quarterly high and low closing sales prices for common stock on the NASDAQ and the amount of per share dividends declared on common stock.

	High	Low	Dividends(1)

2006
First Quarter	$28.66	$25.62	$0.285
Second Quarter	27.60	23.71	0.290
Third Quarter	27.04	23.25	0.290
Fourth Quarter	28.06	24.50	0.290
2007
First Quarter	26.95	21.97	0.290
Second Quarter	22.50	18.02	0.290
Third Quarter	20.38	15.01	0.290
Fourth Quarter	17.37	13.00	0.290
2008
First Quarter	14.74	10.41	0.290
Second Quarter (through June 4, 2008)	13.53	5.19	0.000

(1)	On April 17, 2008, we announced that we would be suspending our quarterly cash dividend, which is expected to save us approximately $22 million quarterly.

On June 4, 2008, the closing sale price of common stock on the NASDAQ was $5.19 per share. As of June 3, 2008, there were approximately 9,495 shareholders of record of common stock.

CAPITALIZATION

The following table sets forth the consolidated capitalization and selected capital adequacy and credit quality ratios of Citizens as of March 31, 2008:

(1) on an actual basis;

(2) on a pro forma basis to give effect to subsequent events recognized and recorded in May 2008:

(a) the approximately $180 million non-cash goodwill impairment charge; and

(b) the $47.1 million pretax or $30.6 million after-tax credit writedown; and

(3) as further adjusted to give effect to assumed aggregate net proceeds of $190.5 million from this offering and the concurrent common stock offering, after deducting estimated underwriting discounts and offering expenses payable by us.

You should read the following table together with our consolidated financial statements and notes thereto incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of March 31, 2008
			Pro Forma
	Actual	Pro Forma	As Adjusted
	(In millions)
	(Unaudited)

Capitalization
Long-Term Debt	$2,798.9	$2,798.9	$2,798.9
Contingent Convertible Perpetual Non-Cumulative Preferred Stock, Series A	—	—	*	(1)
Shareholders’ Equity:
Preferred stock, no par value, 5,000,000 shares authorized, no shares outstanding	—	—	—	(1)
Common stock, no par value, 100,000,000 shares authorized, 75,747,627 shares issued and outstanding (actual and pro forma), shares (pro forma as adjusted)	$976.4	$976.4	*
Retained earnings	586.5	375.9	375.9
Accumulated other comprehensive income	14.1	14.1	14.1

Total shareholders’ equity	$1,577.0	$1,366.4	$1,556.9

Total Capitalization	$4,375.9	$4,165.3	$4,355.8

Capital Adequacy Ratios:
Tangible common equity to tangible assets	6.07%	5.85%	7.24	%(2)
Tier 1 capital ratio	9.04%	8.77%	10.62%
Total capital ratio	11.26%	11.00%	12.85%
Leverage ratio	7.40%	7.17%	8.55%
Credit Quality Ratios
Allowance for loan losses to portfolio loans	1.84%	1.87%	1.87%
Allowance for loan loss to nonperforming loans	69.64%	144.63%	144.63%
Nonperforming loans to total portfolio loans	2.65%	1.29%	1.29%

(*)	We have assumed aggregate net proceeds of $190.5 million from the concurrent offerings. The number of shares of common stock and Preferred Stock sold to raise this amount and the amount raised in each offering will be determined at pricing of the concurrent offerings.

(1)	Until Shareholder Approval is obtained for the necessary increase in authorized common stock, the Contingent Convertible Perpetual Non-Cumulative Preferred Stock will be accounted for as a liability.

(2)	Assumes full conversion of Preferred Stock into common stock.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

	Three Months
	Ended
	March 31,	Years Ended December 31,
	2008	2007	2006	2005	2004	2003

Ratio of earnings to fixed charges:
Excluding interest on deposits	1.32	1.77	2.31	2.76	2.84	3.24
Including interest on deposits	1.12	1.31	1.39	1.75	1.76	1.70

For purposes of computing the above ratios, earnings represent net income from continuing operations before income tax provision. Fixed charges, excluding interest on deposits, include interest on short-term borrowings and long-term debt, amortization of debt expense, and one-third of net rental expense (which we believe is representative of the interest factor). Fixed charges, including interest on deposits, include all of the items listed above plus interest on deposits.

DESCRIPTION OF THE PREFERRED STOCK

This description of the terms of the Preferred Stock is only a summary. The terms of the Preferred Stock will be contained in a certificate of amendment to our restated articles of incorporation. We have previously filed with the SEC a copy of our restated articles of incorporation. See “Where You Can Find More Information.” The certificate of amendment will be filed as Exhibit 4 to an 8-K after the date of this prospectus supplement.

General

Our certificate of incorporation authorizes the issuance of 5,000,000 preferred shares, no par value per share. We have not issued preferred shares prior to this offering.

When issued, the Preferred Stock will constitute a single series of preferred shares, consisting of           shares (or           shares if the underwriters exercise their option to purchase additional shares in full in accordance with the procedures set forth in “Underwriting”). The holders of the Preferred Stock will have no preemptive rights. All of the shares of Preferred Stock, when issued and paid for, will be fully paid and non-assessable.

The Preferred Stock will rank as to payment of dividends and distributions of assets upon dissolution, liquidation or winding up:

•	junior to all of our and our subsidiaries’ existing and future debt obligations;

•	senior to our common stock and each other class or series of capital stock, the terms of which do not expressly provide that it ranks on a parity with or senior to the Preferred Stock, which we refer to collectively as “Junior Securities;” and

•	on a parity with each class or series of preferred stock, the terms of which expressly provide that such class or series will rank on a parity with the Preferred Stock, which we refer to collectively as “Parity Securities”;

in each case, whether now outstanding or to be issued in the future.

We will not be entitled to issue any class or series of capital stock, the terms of which provide that such class or series will rank senior to the Preferred Stock as to payment of dividends or distribution of assets upon our dissolution, liquidation or winding up, without the approval of the holders of at least two-thirds of the shares of Preferred Stock then outstanding and any class or series of Parity Securities then outstanding, voting together as a single class, with each series or class having a number of votes proportionate to the aggregate liquidation preference of its outstanding shares. See “Voting Rights.”

As of the date of this prospectus supplement, we are authorized to issue up to 100,000,000 shares of common stock, no par value. As of March 31, 2008, 75,747,627 shares of common stock were issued and outstanding. In addition, as of such date, no shares of common stock were held in treasury and 3,671,334 shares of common stock were reserved for issuance under stock-based compensation plans. Concurrently with this offering, we expect to issue an additional      shares of common stock (or      shares of common stock if the underwriters exercise their option to purchase additional shares of common stock in full) in a registered public offering. See “Summary — Concurrent Offering.”

Shareholder Approval

As of the date of this prospectus supplement, we do not have a sufficient number of shares of common stock authorized and unissued into which to convert the Preferred Stock after the sale of common stock planned in the concurrent offering of common stock. To provide for the authorization of a sufficient number of shares, we have agreed in the underwriting agreement relating to this offering to use commercially reasonable efforts to obtain the approval by the holders of our common stock of an amendment to our Articles of Incorporation to increase the number of authorized shares of common stock to permit the full conversion of the Preferred Stock into common stock, which we refer to as Shareholder Approval.

If Shareholder Approval is not obtained by             , 2008, Special Dividends will be payable, when, as and if declared by our Board of Directors, as described below under “— Dividends.”

We have also agreed in the underwriting agreement relating to this offering that until Shareholder Approval is obtained, any additional shares of common stock authorized after the date hereof will first be reserved to satisfy our obligations to deliver common stock pursuant any conversion of the Preferred Stock.

Dividends

Holders of the Preferred Stock are entitled to receive, when, as and if declared by our Board of Directors, non-cumulative cash dividends and any in kind distributions in the amount determined as set forth below.

Our Board of Directors may not declare and pay any dividend or make any distribution (including, but not limited to, regular quarterly dividends) in respect of our common stock, whether in the form of cash or securities or any other form of property or assets, unless our Board of Directors declares and pays a dividend or makes a distribution, as applicable, to the holders of the Preferred Stock, at the same time and on the same terms as holders of the common stock, in an amount per share of Preferred Stock equal to the product of (i) the per share dividend or distribution, as applicable, declared and paid or made in respect of each share of common stock and (ii) the number of shares of common stock into which such share of Preferred Stock is then convertible. We refer to such dividends as “as-if-converted” dividends.

If the Preferred Stock has not been converted into common stock by             , 2008, in addition to the as-if-converted dividends described above, Special Dividends will be payable on the Preferred Stock when, as and if declared by our Board of Directors, on          ,          ,           and           of each year (or the following business day if such day is not a business day) commencing          , and on the mandatory conversion date, each of which is a “Special Dividend payment date,” at a rate determined as follows. If the Preferred Stock has not been converted into common stock by             , 2008, Special Dividends will be payable when, as and if declared, at the rate of  % per annum of the liquidation preference of the Preferred Stock. This rate will increase by an additional  % on each six month anniversary of             , 2008 to a maximum rate equal to    % per annum.

A Special Dividend period is the period ending on the day before a Special Dividend payment date and beginning on the preceding Special Dividend payment date or, for the first Special Dividend period,                . Except as provided under “— Liquidation Rights” below, Special Dividends payable, when, as and if declared, on a Special Dividend payment date will be payable to holders as they appear on the stock register on close of business on the first business day of the calendar month in which the applicable Special Dividend payment date falls. We are only obligated to pay a Special Dividend on the Preferred Stock if the board of directors, or an authorized committee thereof, declares the Special Dividend payable and we are then legally permitted to pay the Special Dividend.

The amount of Special Dividends payable for the first Special Dividend period and any other Special Dividend period that is shorter or longer than a full quarterly Special Dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Dividends, including Special Dividends, on the Preferred Stock will not be cumulative. If our board of directors or a duly authorized committee of our board does not declare a dividend on the Preferred Stock for any dividend period prior to the related dividend payment date, that dividend will not accrue, and we will have no obligation to pay a dividend for that dividend period on the related dividend payment date or at any future time, whether or not dividends on the Preferred Stock or any other series of our preferred stock or common stock are declared for any future dividend period.

We are not obligated to and will not pay holders of the Preferred Stock any interest or sum of money in lieu of interest on any dividend not paid on a dividend payment date or any other late payment. We are also not obligated to and will not pay holders of the Preferred Stock any dividend in excess of the full dividends on the Preferred Stock that are payable as described above.

If the board of directors (or an authorized committee of the board of directors) does not declare or pay a dividend in respect of any dividend payment date, the board of directors or an authorized committee thereof may declare and pay the dividend on any other date, whether or not a dividend payment date. The persons entitled to receive a dividend that is not payable on a dividend payment date will be holders of the Preferred Stock as they appear on the stock register on a record date selected by the board of directors or an authorized committee thereof. That date must (i) not precede the date the board of directors or an authorized committee of the board of directors declares the dividend payable and (ii) not be more than 60 days prior to the date the dividend is paid.

There is no sinking fund with respect to dividends.

For a discussion of the tax consequences of dividends on the Preferred Stock, see “Certain U.S. Federal Income Tax Considerations — U.S. Holders — Distributions” and “Certain U.S. Federal Income Tax Considerations — Non-U.S. Holders — Distributions.”

Payment Restrictions

So long as any share of Preferred Stock remains outstanding, (1) no dividend will be declared and paid or set aside for payment and no distribution will be declared and made or set aside for payment on any Junior Securities (other than a dividend payable solely in Junior Securities), (2) no Junior Securities will be repurchased, redeemed, or otherwise acquired for consideration by us, directly or indirectly (other than as a result of a reclassification of Junior Securities for or into other Junior Securities, or the exchange or conversion of one Junior Security for or into another Junior Security, and other than through the use of the proceeds of a substantially contemporaneous sale of other Junior Securities), nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by us, and (3) no Parity Securities will be repurchased, redeemed, or otherwise acquired for consideration by us otherwise than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Preferred Stock and such Parity Securities except by conversion into or exchange for Junior Securities, during a dividend period, unless, in each case, the full dividends for the then-current dividend period on all outstanding shares of Preferred Stock have been declared and paid or declared and a sum sufficient for the payment of those dividends has been set aside. The foregoing limitations do not apply to purchases or acquisitions of our Junior Securities pursuant to any employee or director incentive or benefit plan or arrangement (including any of our employment, severance, or consulting agreements) of ours or of any of our subsidiaries adopted before or after the date of this prospectus supplement.

Except as provided below, for so long as any share of Preferred Stock remains outstanding, we will not declare, pay, or set aside for payment dividends on any Parity Securities for any period unless we have paid in full, or declared and set aside payment in full, in respect of all dividends for the then-current dividend period for outstanding shares of Preferred Stock. To the extent that we declare dividends on the Preferred Stock and on any Parity Securities but do not make full payment of such declared dividends, we will allocate the dividend payments on a pro rata basis among the holders of the shares of Preferred Stock and the holders of any Parity Securities. For purposes of calculating the pro rata allocation of partial dividend payments, we will allocate dividend payments based on the ratio between the then-current dividend payments due on the shares of Preferred Stock and the aggregate of the current and accrued dividends due on any Parity Securities.

Redemption

The Preferred Stock will not be redeemable.

Mandatory Conversion

The Preferred Stock will automatically convert into a number of shares of common stock equal to the conversion rate described below on the fifth business day after which the Shareholder Approval has been received, which we refer to as the “mandatory conversion date.” The conversion rate, subject to adjustment as described under “— Anti-Dilution Adjustments,” will be           shares of common stock per Preferred Share, which is equal to a conversion price of approximately $      per share.

Conversion Procedures

No later than two business days following the Shareholder Approval, we shall provide notice of the conversion to each holder, which we refer to as a “notice of mandatory conversion.” In addition to any information required by applicable law or regulation, the notice of mandatory conversion with respect to such holder shall state, as appropriate:

•	the mandatory conversion date;

•	the number of shares of common stock to be issued upon conversion of each share of Preferred Stock held of record by such holder and subject to such mandatory conversion; and

•	the place or places where certificates for shares of Preferred Stock held of record by such holder are to be surrendered for issuance of certificates representing shares of common stock.

Effective immediately prior to the close of business on the mandatory conversion date with respect to any share of Preferred Stock, dividends shall no longer be declared on any share of Preferred Stock and each share of Preferred Stock shall cease to be outstanding, in each case, subject to the right of the holder to receive any declared and unpaid dividends on such share to the extent provided in the dividend payment provisions and any other payments to which such holder is otherwise entitled.

No allowance or adjustment, except pursuant to the anti-dilution provisions, shall be made in respect of dividends payable to holders of the common stock of record as of any date prior to the close of business on the mandatory conversion date with respect to any share of Preferred Stock. Prior to the close of business on the mandatory conversion date with respect to any share of Preferred Stock, shares of common stock issuable upon conversion thereof, or other securities issuable upon conversion thereof, shall not be deemed outstanding for any purpose, and the holder thereof shall have no rights with respect to the common stock or other securities issuable upon conversion (including voting rights, rights to respond to tender offers for the common stock or other securities issuable upon conversion) by virtue of holding such share of Preferred Stock (except to the extent of as-if-converted dividends as described under “— Dividends.”).

Shares of Preferred Stock duly converted in accordance with our articles of incorporation, or otherwise reacquired by us, will resume the status of authorized and unissued preferred stock, undesignated as to series and available for future issuance.

The person or persons entitled to receive the common stock and/or cash, securities or other property issuable upon conversion of Preferred Stock shall be treated for all purposes as the record holder(s) of such shares of common stock and/or securities as of the close of business on the mandatory conversion date with respect thereto. In the event that a holder shall not by written notice designate the name in which shares of common stock and/or cash, securities or other property (including payments of cash in lieu of fractional shares) to be issued or paid upon conversion of shares of Preferred Stock should be registered or paid or the manner in which such shares should be delivered, we shall be entitled to register and deliver such shares, and make such payment, in the name of the holder and in the manner shown on our records.

On the mandatory conversion date with respect to any share of Preferred Stock, certificates representing shares of common stock shall be issued and delivered to the holder thereof or such holder’s designee upon presentation and surrender of the certificate evidencing the Preferred Stock to us, or in the case of global certificates, a book-entry transfer through DTC will be made by the conversion agent, and, if required, the furnishing of appropriate endorsements and transfer documents and the payment of all transfer and similar taxes.

Reorganization Events

In the event of:

(a) any consolidation or merger of us with or into another person in each case pursuant to which our common stock will be converted into cash, securities or other property of us or another person;

(b) any sale, transfer, lease or conveyance to another person of all or substantially all of our property and assets, in each case pursuant to which our common stock will be converted into cash, securities or other property;

(c) any reclassification of the common stock into securities, including securities other than the common stock; or

(d) any statutory exchange of our securities with another person (other than in connection with a merger or acquisition),

each of which we refer to as a “reorganization event,” each share of the Preferred Stock outstanding immediately prior to such reorganization event will, without the consent of the holders, remain outstanding but will become convertible into the kind of securities, cash and other property receivable in such reorganization event by a holder (except the counterparty to the reorganization event or an affiliate of such counterparty) of that number of shares of common stock into which the share of Preferred Stock would then be convertible had Shareholder Approval been obtained (we refer to such securities, cash and other property, as the “exchange property”). In the event that holders of the shares of our common stock have the opportunity to elect the form of consideration to be received in such transaction, the consideration that the holders of the Preferred Stock are entitled to receive will be deemed to be the types and amounts of consideration received by the majority of the holders of the shares of our common stock that affirmatively make an election. The amount of exchange property receivable upon conversion of any Preferred Stock upon mandatory conversion will be determined based on the conversion rate in effect on the mandatory conversion date.

Fundamental Change

Notwithstanding anything to the contrary in our articles of incorporation, we shall not enter into any agreement for a transaction constituting a fundamental change unless such agreement entitles holders to receive, on an as-converted basis, the securities, cash and other property receivable in such transaction by a holder of shares of common stock that was not the counterparty to such transaction or an affiliate of such other party.

A “fundamental change” means the occurrence, prior to the mandatory conversion date, of the consummation of any consolidation or merger of us or similar transaction or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our subsidiaries, in each case pursuant to which the common stock will be converted into cash, securities or other property, other than pursuant to a transaction in which the persons that “beneficially owned” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, our voting shares immediately prior to such transaction beneficially own, directly or indirectly, voting shares representing a majority of the continuing or surviving person immediately after the transaction.

Anti-Dilution Adjustments

The conversion rate will be adjusted in the following circumstances if occurring at any time prior to the mandatory conversion date:

(1) Stock Dividend Distributions.  If we pay dividends or other distributions on our common stock in shares of common stock, then the conversion rate in effect immediately prior to the ex-date for such dividend or distribution will be multiplied by the following fraction:

OS1

OS0

Where,

OS0 =	the number of shares of common stock outstanding immediately prior to ex-date for such dividend or distribution.
OS1 =	the sum of the number of shares of common stock outstanding immediately prior to the ex-date for such dividend or distribution plus the total number of shares of common stock constituting such dividend.

(2) Subdivisions, Splits and Combination of Common Stock.  If we subdivide, split or combine shares of common stock, then the conversion rate in effect immediately prior to the ex-date for such dividend or distribution will be multiplied by the following fraction:

OS1

OS0

Where,

OS0 =	the number of shares of common stock outstanding immediately prior to the effective date of such share subdivision, split or combination.
OS1 =	the number of shares of common stock outstanding immediately after the opening of business on the effective date of such share subdivision, split or combination.

(3) Issuance of Stock Purchase Rights.  If we issue to all holders of shares of common stock rights or warrants (other than rights or warrants issued pursuant to a dividend reinvestment plan or share purchase plan or other similar plans) entitling them, for a period of up to 45 days from the date of issuance of such rights or warrants, to subscribe for or purchase shares of common stock at less than the “current market price,” as defined below, of the common stock on the date fixed for the determination of shareholders entitled to receive such rights or warrants, then the conversion rate in effect immediately prior to the ex-date for such distribution will be multiplied by the following fraction:

OS0 + X

OS0 + Y

Where,

OS0 =	the number of shares of common stock outstanding immediately prior to the ex-date for such distribution.
X =	the total number of shares of common stock issuable pursuant to such rights or warrants.
Y =	the number of shares of common stock equal to the aggregate price payable to exercise such rights or warrants divided by the current market price.

To the extent that such rights or warrants are not exercised prior to their expiration or shares of our common stock are otherwise not delivered pursuant to such rights or warrants upon the exercise of such rights or warrants, the conversion rate shall be readjusted to such conversion rate that would then be in effect had the adjustment made upon the issuance of such rights or warrants been made on the basis of the delivery of only the number of shares of our common stock actually delivered. In determining the aggregate offering price payable for such shares of our common stock, there shall be taken into account any consideration received for such rights or warrants and the value of such consideration (if other than cash, to be determined by our board of directors).

(4) Debt or Asset Distributions.  If we distribute to all holders of our common stock evidences of indebtedness, shares of capital stock, securities, cash or other assets (excluding any dividend or distribution covered by adjustment provisions (1) or (2) above, any rights or warrants referred to in (3) above, any dividend or distribution paid exclusively in cash, any consideration payable in connection with a tender or exchange offer made by us or any of our subsidiaries and any dividend of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit in the case of certain spin-off transactions as described below), then the conversion rate in effect immediately prior to the close of business on the date fixed for the determination of shareholders entitled to receive such distribution will be multiplied by the following fraction:

SPo

SPo − FMV

Where,

SPo =	the current market price per share of common stock on the date fixed for distribution.
FMV =	the fair market value of the portion of the distribution applicable to one share of common stock as determined by our board of directors.

In a “spin-off,” where we make a distribution to all holders of our common stock consisting of capital stock of, or similar equity interests in, or relating to a subsidiary or other business unit, the conversion rate will be adjusted on the fifteenth trading day after the “ex-date” for the distribution by multiplying the conversion rate in effect immediately prior to the close of business on the date fixed for the determination of shareholders entitled to receive such distribution by the following fraction:

MPo + MPs

MPo

Where,

MPo =	the current market price per share of common stock on the fifteenth trading day after the “ex-date” for the distribution.
MPs =	the current market price of the shares of the subsidiary representing the portion of distribution applicable to one share of common stock on the fifteenth trading day after the “ex-date” for the distribution.

(5) Self Tender Offers and Exchange Offers.  If we or any of our subsidiaries successfully complete a tender or exchange offer for our common stock where the cash and the value of any other consideration included in the payment per share of common stock exceeds the current market price per share of common stock on the seventh trading day after the expiration of the tender or exchange offer, immediately prior to the opening of business on the eighth trading day after the expiration date of the tender or exchange offer, then the conversion rate in effect on the eighth trading day after the expiration of the tender or exchange offer will be divided by the following fraction:

(SPo x OSo) − AC

SPo x (OSo − TS)

Where,

SPo =	the current market price per share of common stock on the seventh trading day after the expiration of the tender or exchange offer.
OSo =	the number of shares of common stock outstanding at the expiration of the tender or exchange offer, including any shares validly tendered and not withdrawn.
AC =	the aggregate cash and fair market value of the other consideration payable in the tender or exchange offer, as determined by our board of directors.
TS =	the number of shares of common stock validly tendered and not withdrawn at the expiration of the tender or exchange offer.

(6) Rights Plans.  To the extent that we have a rights plan in effect with respect to our common stock on any conversion date, upon conversion of any shares of Preferred Stock, you will receive, in addition to the common stock, the rights under the rights plan, unless, prior to such conversion date, the rights have separated from the common stock, in which case each fixed conversion rate will be adjusted at the time of separation as if we made a distribution to all holders of our common stock as described in adjustment provision (4) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

General

In addition, we may make such increases in the conversion rate as we deem advisable in order to avoid or diminish any income tax to holders of shares of common stock resulting from any dividend or distribution (or issuance of rights or warrants to acquire shares) or from any event treated as such for income tax purposes or for any other reason.

For a discussion of the tax consequences of a change in the conversion rate, see “Certain U.S. Federal Income Tax Considerations — U.S. Holders — Adjustment of the Conversion Rate” and “Certain U.S. Federal Income Tax Considerations — Non-U.S. Holders — Adjustment of the Conversion Rate” in this prospectus supplement.

Adjustments to the conversion rate will be calculated to the nearest 1/10,000th of a share. Prior to the mandatory conversion date, no adjustment in the conversion rate will be required unless the adjustment would require an increase or decrease of at least one percent in the conversion rate. If any adjustment is not required to be made because it would not change the conversion rate by at least one percent, then the adjustment will be carried forward and taken into account in any subsequent adjustment; provided that on the earlier of the mandatory conversion date and the date we consummate an acquisition, adjustments to the conversion rate will be made with respect to any such adjustment carried forward and which has not been taken into account before such date.

No adjustment to the conversion rate need be made if holders may participate in the transaction that would otherwise give rise to an adjustment, so long as the distributed assets or securities the holders would receive upon conversion of the Preferred Stock, if convertible, exchangeable, or exercisable, are convertible, exchangeable or exercisable, as applicable, without any loss of rights or privileges for a period of at least 45 days following conversion of the Preferred Stock. As described under “— Dividends” above, the Preferred Stock will participate in all dividends and distributions declared on our common stock at the same time and to the same extent as they would participate had they held the number of shares of common stock into which the shares of Preferred Stock are then convertible. As a result, we expect that no adjustments will be made to the conversion rate as a result of such dividends and distributions.

The applicable conversion rate will not be adjusted:

(a) upon the issuance of any shares of common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the securities and the investment of additional optional amounts in common stock under any plan;

(b) upon the issuance of any shares of common stock or rights or warrants to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

(c) upon the issuance of any shares of common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date the Preferred Stock were first issued;

(d) for a change in the par value or no par value of the common stock; or

(e) for accrued, cumulated and unpaid dividends.

We will be required, as soon as practicable after the conversion rate is adjusted, to provide or cause to be provided written notice of the adjustment to the holders of shares of Preferred Stock. We will also be required to deliver a statement setting forth in reasonable detail the method by which the adjustment to the conversion rate was determined and setting forth the revised conversion rate.

The “current market price” on any date is the average of the daily closing price per share of common stock or other securities on each of the 10 consecutive trading days preceding the earlier of the day before the date in question and the day before the “ex-date” with respect to the issuance or distribution requiring such computation. The term “ex-date,” when used with respect to any such issuance or distribution, means the first date on which the shares of common stock or other securities trade without the right to receive such issuance or distribution. For the purposes of determining the adjustment to the conversion rate for the purposes of adjustment provision (4) in the event of a spin-off, the “current market price” per share of common stock or other securities means the average of the closing prices over the first ten trading days commencing on and including the fifth trading day following the “ex-date” for such distribution.

Fractional Shares

No fractional shares of common stock will be issued to holders of the Preferred Stock upon conversion. In lieu of any fractional shares of common stock otherwise issuable in respect of the aggregate number of shares of Preferred Stock of any holder that are converted, that holder will be entitled to receive an amount in cash (computed to the nearest cent) equal to the same fraction of the average of the daily closing price per share of common stock for each of the five consecutive trading days preceding the trading day immediately preceding the mandatory conversion date.

If more than one share of Preferred Stock is surrendered for conversion at one time by or for the same holder, the number of full shares of common stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Preferred Stock so surrendered.

Common Stock Rights

Reference is made to the “Description of Common Stock We May Offer” in the accompanying prospectus for a description of the rights of holders of shares of common stock to be delivered upon conversion of the Preferred Stock.

Liquidation Rights

In the event of a voluntary or involuntary liquidation, dissolution or winding up, subject to the rights of holders of any shares of the capital stock then outstanding ranking senior to or pari passu with the Preferred Stock in respect of distributions upon our liquidation, dissolution or winding up, the holders of the Preferred Stock then outstanding will be entitled to receive, out of the net assets legally available for distribution to shareholders, before any distribution or payment is made on any shares of the capital stock ranking junior as to the distribution of assets upon our voluntary or involuntary liquidation, dissolution or the winding up of our affairs, a liquidating distribution equal to the greater of (i) $50 per share and (ii) the value of the number of our common shares into which a share of Preferred Stock would convert at the then conversion rate if Shareholder Approval were obtained, subject to adjustment for stock splits, combinations, reclassifications or other similar events involving the Preferred Stock, plus an amount equal to the sum of all declared and unpaid dividends, and such holders shall be deemed to be the holders of record for such dividend periods or portions thereof.

For the purpose of the immediately preceding paragraph, none of the following will constitute or be deemed to constitute a voluntary or involuntary liquidation, dissolution or winding up of the affairs:

•	the sale, transfer, lease or conveyance of all or substantially all of the property or business;

•	our consolidation or merger with or into any other person; or

•	the consolidation or merger of any other person with or into Citizens Republic Bancorp, Inc.

In the event our assets available for distribution to the holders of the preferred shares, including the Preferred Stock, upon our liquidation, dissolution or winding up, whether voluntary or involuntary, are insufficient to pay in full all amounts to which such holders are entitled, the holders of the Preferred Stock and the holders of the securities ranking pari passu with the Preferred Stock as to distribution of our assets upon such liquidation, dissolution or winding up, shall share ratably in any distribution of the assets based upon the proportion of the full respective liquidation preference of such series to the aggregate liquidation preference for all outstanding shares for each series.

After the payment to the holders of the Preferred Stock of the full preferential amounts provided for above, the holders of the Preferred Stock will have no right or claim to any of the remaining assets.

Voting Rights

The holders of the Preferred Stock are not entitled to any voting rights, except as required by applicable Michigan law, the certificate of incorporation and as described below.

Unless the approval of a greater number of shares of Preferred Stock is required by law, we will not, without the approval of the holders of at least two-thirds of the shares of Preferred Stock then outstanding voting separately as a single class, amend, alter or repeal any provisions of the certificate of incorporation by way of merger, consolidation, combination, reclassification or otherwise, so as to increase or decrease the aggregate number of authorized shares of Preferred Stock or to affect adversely any, right, preference or voting power of the holders of the Preferred Stock; provided that any amendment of the provisions of the certificate of incorporation so as to issue, authorize or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, any Parity Securities or Junior Securities shall be deemed not to affect adversely the right, preference or voting power of the holders of the Preferred Stock. Notwithstanding anything in the foregoing to the contrary, any amendment, alteration or repeal of any of the provisions of our articles of incorporation occurring in connection with any merger or consolidation of us of the type described in clause (a) of the definition of reorganization event (as defined above) or any statutory exchange of our securities with another person (other than in connection with a merger or acquisition) of the type described in clause (d) of the definition of reorganization event shall be deemed not to adversely affect the rights, preferences or voting power of the holders of the Preferred Stock; provided that the shares of the Preferred Stock will remain outstanding or will become shares of the successor person or its ultimate parent, having in respect of such person rights, preferences or voting powers that would not alter or change the rights, preferences or voting powers of the holders of Preferred Stock immediately prior to the consummation of such merger, consolidation, or statutory exchange so as to affect them adversely and shall be convertible into the kind and amount of net cash, securities and other property as determined in accordance with the provisions governing reorganization events as described above.

In addition, we will not, without the approval of the holders of at least two-thirds of the shares of Preferred Stock and any class or series of Parity Securities then outstanding, voting together as a single class:

•	reclassify any of our authorized shares into any shares of any class, or any obligation or security convertible into or evidencing a right to purchase such shares, ranking senior to the Preferred Stock as to payment of dividends or distribution of assets upon the dissolution, liquidation or winding up; or

•	issue, authorize or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase any stock of any class or series ranking senior to the Preferred Stock as to payment of dividends or distribution of assets upon our dissolution, liquidation or winding up, provided that we may issue, authorize or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, any shares of capital stock ranking on a parity with or junior to the Preferred Stock as to payment of dividends or distribution of assets upon our dissolution, liquidation or winding up without the vote of the holders of the Preferred Stock.

If and whenever an amount equal to six full quarterly dividends, whether or not consecutive, payable on any class or series of our preferred shares, including the Preferred Stock, are not paid or otherwise declared and set aside for payment, the holders of our preferred shares, including the Preferred Stock, voting separately as a single class shall be entitled to increase the authorized number of directors on our board of directors by two and elect such two additional directors to the board of directors at the next annual meeting or special meeting of the shareholders. Not later than 40 days after the entitlement arises the board of directors shall convene a special meeting of the holders of the preferred shares for the purpose of electing the additional two directors. If our board of directors fails to convene such meeting within such 40-day period, then holders of 10% of our outstanding preferred shares, including the Preferred Stock, taken as a single class, may call the meeting. If all declared and unpaid dividends in default on our preferred shares, including the Preferred Stock, have been paid in full or declared and set apart for payment, the holders of the Preferred Stock and the other preferred shares will no longer have the right to vote on directors and the term of office of each director so elected will terminate at the next annual meeting of shareholders and the authorized number of our directors will, without further action, be reduced accordingly.

In any case where the holders of the Preferred Stock are entitled to vote as a class, each holder of the Preferred Stock will be entitled to one vote for each share of Preferred Stock. In any case where the holders of the Preferred Stock are entitled to vote as a class with holders of Parity Securities or other classes or series of preferred shares, each class or series shall have a number of votes proportionate to the aggregate liquidation preference of its outstanding shares.

Miscellaneous

Following receipt of the Shareholder Approval, we will at all times reserve and keep available out of the authorized and unissued shares of our common stock or shares held in the treasury by us, solely for issuance upon the conversion of the Preferred Stock, that number of shares of common stock as shall be issuable upon the conversion of all the Preferred Stock then outstanding. Any shares of the Preferred Stock converted into shares of our common stock or otherwise reacquired by us shall resume the status of authorized and unissued preferred shares, undesignated as to series, and shall be available for subsequent issuance.

Transfer Agent, Registrar, Paying Agent and Conversion Agent

American Stock Transfer & Trust Co. will act as transfer agent, registrar and paying agent for the payment of dividends for the Preferred Stock and the conversion agent for the conversion of the Preferred Stock.

Title

We and the transfer agent, registrar, paying agent and conversion agent may treat the registered holder of the Preferred Stock as the absolute owner of the Preferred Stock for the purpose of making payment and settling the related conversions and for all other purposes.

BOOK-ENTRY, DELIVERY AND FORM

The Depository Trust Company will act as securities depositary for the Preferred Stock. The Preferred Stock will be issued only as fully registered securities registered in the name of Cede & Co., the depositary’s nominee. One or more fully registered global security certificates, representing the total aggregate number of shares of Preferred Stock, will be issued and deposited with or on behalf of the depositary and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below.

The laws of some jurisdictions require that some purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer beneficial interests in the Preferred Stock so long as the Preferred Stock is represented by global security certificates.

The depositary is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

The depositary holds securities that its participants deposit with the depositary. The depositary also facilitates the settlement among participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thus eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The depositary is owned by a number of its direct participants and by the New York Stock Exchange, the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc., collectively referred to as participants. Access to the depositary system is also available to others, including securities brokers and dealers, bank and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a direct participant, collectively referred to as indirect participants. The rules applicable to the depositary and its participants are on file with the SEC.

Except as otherwise required by applicable law, no shares of Preferred Stock represented by global security certificates may be exchanged in whole or in part for the Preferred Stock registered, and no transfer of global security certificates will be made in whole or in part for the Preferred Stock registered, and no transfer of global security certificates in whole or in part may be registered, in the name of any person other than the depositary or any nominee of the depositary, unless (i) the depositary has notified us that it is unwilling or unable to continue as depositary for the global security certificates and we do not appoint a qualified replacement within 90 days; (ii) the depositary has ceased to be qualified to act as such and we do not appoint a qualified replacement within 90 days; or (iii) we decide to discontinue the use of book-entry transfer through the depositary (or any successor depositary). All of the Preferred Stock represented by one or more global security certificates or any portion of them will be registered in those names as the depositary may direct.

As long as the depositary or its nominee is the registered owner of the global security certificates, the depositary or that nominee will be considered the sole owner and holder of the global security certificates and all of the Preferred Stock represented by those certificates for all purposes under the Preferred Stock. Notwithstanding the foregoing, nothing herein shall prevent us or any of our agents or the registrar or any of its agents from giving effect to any written certification, proxy or other authorization furnished by the depositary or impair, as between the depositary and its members or participants, the operation of customary practices of the depositary governing the exercise of the rights of a holder of a beneficial interest in any global security certificates. The depositary or any nominee of the depositary may grant proxies or otherwise authorize any person to take any action that the depositary or such nominee is entitled to take pursuant to the Preferred Stock, the certificate of amendment of the certificate of incorporation, which contains the terms of the Preferred Stock, or the certificate of incorporation.

Except in the limited circumstances referred to above or as otherwise required by applicable law, owners of beneficial interests in global security certificates will not be entitled to have the global security certificates or the Preferred Stock represented by those certificates registered in their names, will not receive or be entitled to receive physical delivery of the Preferred Stock certificates in exchange and will not be considered to be owners or holders of the global security certificates or any of the Preferred Stock represented by those certificates for any purpose under the Preferred Stock. All payments on the Preferred Stock represented by the global security certificates and all related transfers and deliveries of shares of common stock will be made to the depositary or its nominee as their holder.

Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with the depositary or its nominee, including Euroclear Bank S.A./N.V., as the operator of the Euroclear System, and Clearstream Banking, societe anonyme. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or its nominee with respect to participants’ interests or by the participant with respect to interests of persons held by the participants on their behalf.

Procedures for conversion on the mandatory conversion date will be governed by arrangements among the depositary, participants and persons that may hold beneficial interests through participants designed to permit the settlement without the physical movement of certificates. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by the depositary from time to time.

Neither we nor any of the agents will have any responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of the depositary’s records or any participant’s records relating to those beneficial ownership interests.

The information in this section concerning the depositary and its book-entry system has been obtained from sources that we believe to be reliable, but we do not take responsibility for its accuracy.

Replacement of Contingent Convertible Perpetual Non-Cumulative Preferred Stock Certificates

If physical certificates are issued, we will replace any mutilated certificate at your expense upon surrender of that certificate to the transfer agent. We will replace certificates that become destroyed, stolen or lost at your expense upon delivery to us and the transfer agent of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the transfer agent and Citizens.

However, we are not required to issue any certificates representing the Preferred Stock on or after the applicable conversion date. In place of the delivery of a replacement certificate following the applicable conversion date, the transfer agent, upon delivery of the evidence and indemnity described above, will deliver the common stock pursuant to the terms of the Preferred Stock formerly evidenced by the certificate.

REGULATORY CONSIDERATIONS

The banking industry is subject to extensive state and Federal regulation and continues to undergo significant change. Proposals to change the laws and regulations governing the banking industry are frequently raised in Congress, in state legislatures, and before the various bank regulatory agencies. The likelihood and timing of any changes and the impact such changes might have on Citizens are impossible to determine with any certainty. A change in applicable laws or regulations, or a change in the way such laws or regulations are interpreted by regulatory agencies or courts, may have a material impact on the business, operations and earnings of Citizens. Citizens expects that the financial services industry will remain heavily regulated and that additional laws or regulations may be adopted. The following discussion summarizes certain aspects of the banking laws and regulations that affect Citizens. To the extent that the following information describes statutory or regulatory provisions, it is qualified entirely by reference to the particular statutory or regulatory provision.

Citizens is a bank holding company registered with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”, and, together with the Federal Reserve Bank of Chicago or any other regional Federal Reserve Bank having regulatory authority over Citizens, the “Federal Reserve”) and is subject to regulation under the Bank Holding Company Act. The Bank Holding Company Act requires the Federal Reserve Board’s prior approval of an acquisition of assets or of ownership or control of voting shares of any bank or bank holding company if the acquisition would give Citizens more than 5% of the voting shares of that bank or bank holding company. It also imposes restrictions, summarized below, on the assets or voting shares of non-banking companies that Citizens may acquire.

Consistent with the requirements of the Bank Holding Company Act, our lines of business provide their customers with banking, trust and other financial services and products. These services include commercial banking through two subsidiary banks, as well as trust services, mortgage origination and servicing, equipment leasing, brokerage and investment advisory services, property and casualty insurance, brokerage services, life insurance and annuity products, and portfolio management services through subsidiary banks and other subsidiaries.

Under Federal Reserve Board policy, a bank holding company is expected to serve as a source of financial strength to each of its subsidiary banks and to stand prepared to commit resources to support each of them. There are no specific quantitative rules on the holding company’s potential liability. If one of our subsidiary banks were to encounter financial difficulty, the Federal Reserve Board could invoke the doctrine and require a capital contribution from the Holding Company. In addition, and as a separate legal matter, a holding company is required to guarantee the capital plan of an undercapitalized subsidiary bank.

Our subsidiary banks are subject to the provisions of the banking laws of their respective states of organization or the National Bank Act. They are under the supervision of, and are subject to periodic examination by, their respective state banking departments (in the case of state-chartered banks) or the Office of the Comptroller of the Currency (“OCC”) (in the case of national banks), and are subject to the rules and regulations of the OCC, the Federal Reserve Board and the Federal Deposit Insurance Corporation (“FDIC”). Citizens Bank and F&M Bank-Iowa are state-chartered banks and are therefore subject to supervision, regulation and examination by the Michigan Office of Financial and Insurance Services and the Iowa Division of Banking, respectively. Both of the depository banks are members of the Federal Reserve System so they are subject to supervision and examination by the Federal Reserve as well as the FDIC, because the FDIC insures their deposits to the extent provided by law. Citizens Bank Wealth Management, N.A., a national non-depository trust bank, is subject to supervision, regulation and examination by the OCC. Additionally, the non-bank subsidiaries are supervised and examined by the Federal Reserve Board and various other federal and state agencies.

Our insured depository institution subsidiaries are also subject to cross-guaranty liability under federal law. This means that if one FDIC-insured depository institution subsidiary of a multi-institution bank holding company fails or requires FDIC assistance, the FDIC may assess “commonly controlled” depository institutions for the estimated losses suffered by the FDIC. Such liability could have a material adverse effect on the financial condition of any assessed subsidiary institution and on us as the common parent. While the FDIC’s cross-guaranty claim is generally junior to the claims of depositors, holders of secured liabilities, general creditors and subordinated creditors, it is generally superior to the claims of shareholders and affiliates.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

In this section, we summarize certain material U.S. federal income tax considerations relating to the purchase, beneficial ownership, conversion and disposition of the Preferred Stock and the ownership and disposition of our common stock received in respect thereof. This summary is limited to holders that will hold the Preferred Stock and our common stock as “capital assets” (as defined in the Internal Revenue Code of 1986, as amended, which we refer to as the “Code”) and that purchase the Preferred Stock in the initial offering at its issue price. This summary assumes that the Preferred Stock is issued for an amount equal to its liquidation preference.

We do not address all of the tax consequences that may be relevant to you in light of your particular circumstances or to you if you are a holder subject to special rules, such as a bank, thrift institution, real estate investment trust, regulated investment company, personal holding company, controlled foreign corporation, passive foreign investment company, insurance company, broker, trader or dealer in securities or currencies, U.S. expatriate, or Non-U.S. Holder (as defined below) that owns, or is deemed to own, more than 5% of the Preferred Stock or more than 5% of our common stock. Further, we do not address:

•	the U.S. federal income tax consequences to you if you are a tax exempt organization that holds the Preferred Stock or our common stock;

•	the U.S. federal estate, gift or alternative minimum tax consequences to you of the purchase, beneficial ownership, conversion or disposition of the Preferred Stock or our common stock;

•	the U.S. federal income tax consequences to you if you hold the Preferred Stock or our common stock in a “straddle” or as part of a “hedging,” “conversion” or “constructive sale” transaction or if your “functional currency” is not the U.S. dollar or if there is any indebtedness “directly attributable” to your interest in the Preferred Stock or our common stock; or

•	any state, local or foreign tax consequences to you of the purchase, beneficial ownership, conversion or disposition of the Preferred Stock or our common stock.

This summary is based on the Code, U.S. Treasury regulations (proposed, temporary and final) issued thereunder and administrative and judicial interpretations thereof, all as they currently exist as of the date of this prospectus supplement and all of which are subject to change, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those discussed below.

You are a “U.S. Holder” if you are a beneficial owner of the Preferred Stock or our common stock that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate if its income is subject to U.S. federal income taxation regardless of its source; or

•	a trust if (i) a U.S. court can exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions or (ii) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

You are a “Non-U.S. Holder” if you are a beneficial owner of the Preferred Stock or our common stock that is not a U.S. Holder or a partnership (or other entity treated as a partnership for U.S. federal income tax purposes).

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds the Preferred Stock or our common stock, the U.S. federal income tax treatment of the partnership and its partners generally will depend on the status of the partner and the activities of the partnership and its partners. If you are a partner in a partnership holding the Preferred Stock or our common stock, you should consult your tax advisor with regard to the U.S. federal income tax treatment of an investment in the Preferred Stock or our common stock.

U.S. Holders

Distributions.  Generally, any distribution with respect to the Preferred Stock or our common stock that we pay out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes, will constitute a dividend and will be includible in gross income by you when paid.

Any such dividend should be eligible for the dividends-received deduction if you are a qualifying corporate U.S. Holder that meets the holding period and other requirements for the dividends-received deduction. In addition, if you are a corporate U.S. Holder, you may be required to reduce your basis in the Preferred Stock or our common stock or recognize gain with respect to certain “extraordinary dividends,” as provided under Section 1059 of the Code. You should consult your own tax advisor concerning the application of these rules in light of your particular circumstances.

In addition, any such dividend should be considered a “qualified dividend” provided that certain minimum holding period and other requirements are satisfied. Qualified dividend income received in taxable years beginning before January 1, 2011 by certain non-corporate U.S. Holders, including individuals, generally will be subject to reduced rates of taxation. Non-corporate U.S. Holders that receive an “extraordinary dividend,” as defined under Section 1059 of the Code, would be required to treat any loss on the sale of the Preferred Stock or common stock as long-term capital loss to the extent such dividends received by them qualify for such reduced tax rates. You should consult your own tax advisor concerning the application of these rules in light of your particular circumstances.

Distributions with respect to the Preferred Stock or our common stock in excess of our current or accumulated earnings and profits would be treated first as a non-taxable return of capital to the extent of your basis in the Preferred Stock or our common stock (thus reducing such tax basis dollar-for-dollar), and thereafter as capital gain, which will be long-term capital gain if the U.S. Holder has held such stock at the time of distribution for more than one year.

Sale, Exchange or Other Disposition.  Upon a sale, exchange or other disposition of the Preferred Stock or our common stock (not including a conversion of the Preferred Stock into our common stock), you generally will recognize capital gain or loss equal to the difference between the amount realized (not including any amount attributable to declared and unpaid dividends, which generally will be taxable as described above, under “— U.S. Holders — Distributions,” to U.S. Holders that have not previously included such dividends in income) and your adjusted tax basis in the Preferred Stock or our common stock so disposed. Your adjusted tax basis in the Preferred Stock or our common stock at the time of any such disposition generally should equal your initial tax basis in the Preferred Stock or our common stock at the time of purchase, reduced by the amount of any cash distributions treated as a return of capital as described above, reduced as provided under Section 1059 of the Code, and reduced as described below under “— U.S. Holders — Conversion of the Preferred Stock into Our Common Stock.” Such capital gain or loss generally will be long-term capital gain or loss if you have held the Preferred Stock or our common stock for more than one year at the time of disposition. Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, generally are subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Conversion of the Preferred Stock into Our Common Stock.  You generally will not recognize any gain or loss in respect of the receipt of our common stock upon the conversion of the Preferred Stock. The adjusted tax basis of our common stock that you receive on conversion will equal the adjusted tax basis of the Preferred Stock converted (reduced by the portion of adjusted tax basis allocated to any fractional common share exchanged for cash, as described below), and the holding period of such common stock received on conversion will generally include the period during which you held the Preferred Stock prior to conversion.

Cash received in lieu of a fractional common share will generally be treated as a payment in a taxable exchange for such fractional common share, and capital gain or loss will be recognized on the receipt of cash in an amount equal to the difference between the amount of cash received and the amount of adjusted tax basis allocable to the fractional common share. Any cash received attributable to any declared and unpaid dividends on the Preferred Stock will be treated as described above under “— U.S. Holders — Distributions.”

In the event a U.S. Holder’s Preferred Stock is converted or exchanged in connection with or following certain transactions including our consolidation or merger with another person, or the terms of the Preferred Stock change by reason of our consolidation or merger with another person or another transaction or a failure to obtain Shareholder Approval, the tax treatment will depend upon the underlying facts. Each U.S. Holder should consult its tax advisor to determine the specific tax treatment of a conversion, exchange or change in terms under such circumstances.

Adjustment of the Conversion Rate.  The conversion rate of the Preferred Stock is subject to adjustment. U.S. Treasury regulations promulgated under Section 305 of the Code could, under certain circumstances, treat a U.S. Holder of the Preferred Stock or our common stock as having received a constructive distribution includable in such U.S. Holder’s income in the manner described above under “— U.S. Holders — Distributions” if and to the extent that certain adjustments in the conversion rate (or failures to adjust) increase the proportionate interest of a U.S. Holder in our earnings and profits or assets. Thus, under certain circumstances, U.S. Holders may recognize income in the event of a constructive distribution even though they may not receive any cash or property. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing dilution in the interest of the U.S. Holders of the Preferred Stock, however, will generally not be considered to result in a constructive dividend distribution.

Backup Withholding and Information Reporting.  In general, you may be subject to backup withholding, currently at a rate of 28%, and information reporting with respect to distributions with respect to the Preferred Stock or our common stock and the proceeds received from the disposition of the Preferred Stock or our common stock, unless you are an entity exempt from backup withholding, such as a corporation or a tax-exempt entity, and, when required, demonstrate this fact. If you are not exempt, you will be subject to information reporting and, unless you provide your Taxpayer Identification Number, satisfy certain certification requirements and otherwise comply with the applicable requirements of the backup withholding rules, you will be subject to backup withholding.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax and may entitle you to a refund, provided that you furnish the required information to the IRS in a timely manner.

Non-U.S. Holders

Distributions.  In general, distributions treated as dividends as described above under “— U.S. Holders” (including any constructive distributions taxable as dividends) with respect to the Preferred Stock or our common stock will be subject to U.S. federal withholding tax at a 30% rate, unless such rate is reduced by an applicable tax treaty. Dividends that are effectively connected with your conduct of a trade or business in the United States and, in the case of an applicable tax treaty, are attributable to your permanent establishment in the United States, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable individual or corporate rates. You will be required to comply with certain certification and disclosure requirements in order for effectively connected income to be exempt from withholding or to claim a reduced treaty rate. Any such effectively connected dividends received by you if you are a corporation may also, under certain circumstances, be subject to the branch profits tax at a 30% rate or such lower rate as may be prescribed under an applicable tax treaty.

Sale, Exchange or Other Disposition.  Any gain that you realize upon a sale, exchange or other disposition of the Preferred Stock or our common stock (including, in the case of conversion, the deemed exchange that gives rise to a payment of cash in lieu of a fractional common share) generally will not be subject to U.S. federal income or withholding tax unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States and, in the case of an applicable tax treaty, is attributable to your permanent establishment in the United States;

•	you are an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain conditions are met; or

•	we are or have been a U.S. real property holding corporation for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that you held the Preferred Stock or our common stock. However, we do not believe that we are currently, and do not anticipate becoming, a U.S. real property holding corporation.

If your gain is described in the first bullet point above, you generally will be subject to U.S. federal income tax on the net gain derived from the sale. If you are a corporation, then any such effectively connected gain may also, under certain circumstances, be subject to the branch profits tax at a 30% rate, or such lower rate as may be prescribed under an applicable tax treaty. If you are an individual described in the second bullet point above, you will be subject to a flat 30% U.S. federal tax on the gain derived from the sale, which may be offset by U.S.-source capital losses, even though you are not considered a resident of the United States.

Conversion of the Preferred Stock into Our Common Stock.  You generally will not recognize any gain or loss in respect of the receipt of our common stock upon the conversion of the Preferred Stock, except with respect to any cash received in lieu of a fractional share that is taxable as described above under “— Non-U.S. Holders — Sale, Exchange or Other Disposition.”

In the event a Non-U.S. Holder’s Preferred Stock is converted or exchanged in connection with or following certain transactions including our consolidation or merger with another person, or the terms of the Preferred Stock change by reason of our consolidation or merger with another person or another transaction or a failure to obtain Shareholder Approval, the tax treatment will depend upon the underlying facts, but will, in general, either be a non-taxable event or subject to the rules described above under “— Non-U.S. Holders — Sale, Exchange or Other Disposition”, “— Non-U.S. Holders — Distributions,” or “— Non-U.S. Holders — Adjustment of the Conversion Rate.” Each U.S. Holder should consult its tax advisor to determine the specific tax treatment of a conversion, exchange or change in terms under such circumstances.

Adjustment of the Conversion Rate.  As described above under “— U.S. Holders — Adjustment of the Conversion Rate,” adjustments in the conversion rate (or failures to adjust the conversion rate) that increase the proportionate interest of a Non-U.S. Holder of the Preferred Stock or our common stock in our earnings and profits or assets could result in deemed distributions to the Non-U.S. Holder that are taxed as described under “— Non-U.S. Holders — Distributions.” Any constructive dividend deemed paid to you generally will be subject to U.S. federal withholding tax at a 30% rate, unless such rate is reduced by an applicable tax treaty. It is possible that U.S. federal tax on the constructive dividend would be withheld from subsequent payments on the Preferred Stock or our common stock. If you are subject to withholding tax under such circumstances, you should consult your own tax advisor as to whether you can obtain a refund for all or a portion of the withholding tax.

Backup Withholding and Information Reporting.  In general, you will not be subject to backup withholding with respect to payments that we make to you, provided that we do not have actual knowledge or reason to know that you are a U.S. person and you have given us an appropriate statement certifying, under penalties of perjury, that you are not a U.S. person. In addition, you will not be subject to backup withholding with respect to the proceeds of the sale of the Preferred Stock or our common stock within the United States or conducted through certain U.S.-related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge or reason to know that you are a U.S. person or you otherwise establish an exemption. However, we may be required to report annually to the IRS and to you the amount of, and the tax withheld with respect to, any dividends paid to you, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which you reside.

UNDERWRITING

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Morgan Stanley & Co. Incorporated and Citigroup Global Markets Inc. are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them the number of shares indicated below:

Shares of
Underwriters	Preferred Stock

Morgan Stanley & Co. Incorporated
Citigroup Global Markets Inc.

Total:

The underwriters are offering the Preferred Stock subject to their acceptance of the Preferred Stock from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the Preferred Stock offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the Preferred Stock offered by this prospectus supplement, if any shares of such Preferred Stock are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ over-allotment option described below unless they exercise such option.

The underwriters initially propose to offer the shares of Preferred Stock directly to the public at the public offering price listed on the cover page of this prospectus supplement and to certain dealers at a price that represents a concession not in excess of $      per share under the public offering price. After the initial offering of the Preferred Stock, the offering price and other selling terms may from time to time be varied by the representatives.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to an aggregate of           additional shares of Preferred Stock at the public offering price listed on the cover page of this prospectus supplement, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of Preferred Stock by this prospectus supplement. To the extent the option is exercised, the underwriters will become obligated, subject to certain conditions, to severally purchase the additional shares of Preferred Stock in approximately the same proportion as set forth in the table above.

The following table shows the per share and total underwriting discounts and commissions we will pay to the underwriters for the Preferred Stock. Such amounts are shown assuming both no exercise and the full exercise of the underwriters’ option to purchase           additional shares of Preferred Stock.

Paid by Citizens
	No Exercise	Full Exercise

Per share of Preferred Stock	$	$
Total	$	$

We intend to apply for listing of the Preferred Stock offered by this prospectus supplement on the New York Stock Exchange. We have been advised by the underwriters that they intend to make a market in the Preferred Stock as permitted by applicable laws and regulations. The underwriters are not obligated, however, to make a market in the Preferred Stock and may discontinue their market making at any time without notice. Accordingly, we can provide no assurance as to the liquidity of, or any trading market for, the Preferred Stock.

Pursuant to certain “lock-up” agreements, we and our executive officers and directors have agreed, subject to certain limited exceptions, not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Preferred Stock or common stock or any securities convertible into or exercisable or exchangeable for Preferred Stock or common stock or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Preferred Stock or common stock, whether any such transaction is to be settled by delivery of Preferred Stock or common stock or such other securities, in cash or otherwise, for a period of 90 days after the date of this prospectus supplement.

At our request, the underwriters have reserved up to 3% of the shares of Preferred Stock offered in this offering for sale at the initial public offering price to certain persons who are our directors, officers and employees, and certain friends and family members of these persons, and certain clients and prospective clients, through a directed share program. The number of shares of Preferred Stock available for sale to the general public in this offering will be reduced by the number of directed shares purchased by participants in the program. Any directed shares not purchased will be offered by the underwriters to the general public on the same basis as all other shares of Preferred Stock offered. We have agreed to indemnify the underwriters against certain liabilities and expenses, including liabilities under the Securities Act, in connection with the sales of the directed shares. In addition, all participants in the directed share program will be required, as a condition of their purchase of directed shares, to agree in writing not to offer, sell, or otherwise dispose of their shares for a period of 90 days after the date of this offering.

In order to facilitate the offering of the shares of Preferred Stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Preferred Stock. Specifically, the underwriters may sell more shares of Preferred Stock than they are obligated to purchase under the underwriting agreement, creating a short position for its own account. A short sale is “covered” if the short position is no greater than the number of shares of Preferred Stock available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares of Preferred Stock in the open market. In determining the source of shares of Preferred Stock to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares of Preferred Stock compared to the price available under the over-allotment option. The underwriters may also sell shares of Preferred Stock in excess of the over-allotment option, creating a “naked” short position. The underwriters must close out any naked short position by purchasing shares of Preferred Stock in the open market. A naked short position is more likely to be created if an underwriter is concerned that there may be downward pressure on the price of the Preferred Stock in the open market after pricing that could adversely affect investors who purchase in the offering.

As an additional means of facilitating the offering, the underwriters may bid for, and purchase, Preferred Stock in the open market to stabilize the price of the Preferred Stock prior to the completion of this offering. The underwriting syndicate may also impose a penalty bid by reclaiming selling concessions allowed to an underwriter or a dealer for distributing the shares of Preferred Stock in the offering, if the syndicate repurchases previously distributed shares of Preferred Stock to cover syndicate short positions or to stabilize the price of the Preferred Stock. These activities may raise or maintain the market price of the Preferred Stock above independent market levels or prevent or retard a decline in the market price of the Preferred Stock. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

We estimate that our total out-of-pocket expenses for this offering, excluding underwriting discounts and commissions will be approximately $570,000. We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

Concurrently with the offering of the Preferred Stock, we are offering           shares of common stock (or           shares if the underwriters exercise their over-allotment option in full) in a separate registered offering. This offering of Preferred Stock is not conditioned on the successful completion of the concurrent common stock offering.

Certain of the underwriters and their respective affiliates have, from time to time, provided, and expect to provide in the future, various financial advisory and investment banking services to us and our affiliates, for which they have received or will receive customary fees and commissions.

LEGAL MATTERS

Wachtell, Lipton, Rosen & Katz, New York, New York, will pass upon certain legal matters relating to this offering for us. Cleary Gottlieb Steen & Hamilton LLP, New York, New York will pass upon certain matters relating to this offering for the underwriters. Wachtell, Lipton, Rosen & Katz will rely as to all matters of Michigan law upon the opinion of Thomas W. Gallagher, General Counsel and Secretary of the Company.

EXPERTS

The consolidated financial statements of Citizens Republic Bancorp, Inc. appearing in Citizens Republic Bancorp, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2007, and Citizens Republic Bancorp, Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2007 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

Citizens Banking Corporation

Debt Securities
Warrants
Purchase Contract
Units
Preferred Stock
Depositary Shares
Common Stock

We may offer to sell debt securities, warrants, purchase contracts, preferred stock, either separately or represented by depositary shares, and common stock either individually or in units. The debt securities, warrants, purchase contracts and preferred stock may be convertible into or exercisable or exchangeable for common or preferred stock or other securities of Citizens or debt or equity securities of one or more other entities. Our common stock is traded on the Nasdaq Global Select Market under the symbol “CBCF”.

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in a supplement to this prospectus or incorporated into this prospectus by reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense in the United States.

These securities are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. These securities are not savings accounts or deposits.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

The date of this prospectus is September 21, 2006.

PROSPECTUS SUMMARY	1
WHERE YOU CAN FIND MORE INFORMATION	2
CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED CHARGES	3
USE OF PROCEEDS	3
DESCRIPTION OF DEBT SECURITIES WE MAY OFFER	3
DESCRIPTION OF WARRANTS WE MAY OFFER	12
DESCRIPTION OF PURCHASE CONTRACTS WE MAY OFFER	13
DESCRIPTION OF UNITS WE MAY OFFER	14
DESCRIPTION OF PREFERRED STOCK WE MAY OFFER	15
DESCRIPTION OF COMMON STOCK WE MAY OFFER	21
LEGAL OWNERSHIP AND BOOK-ENTRY ISSUANCE	22
CONSIDERATIONS RELATING TO SECURITIES ISSUED IN BEARER FORM	27
PLAN OF DISTRIBUTION	28
CERTAIN LEGAL MATTERS	29
EXPERTS	29
CAUTIONARY STATEMENT PURSUANT TO THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995	30

You should rely only on the information contained in this prospectus or any prospectus supplement, and in other offering material, if any, or information contained in documents which you are referred to by this prospectus or any prospectus supplement, or in other offering material, if any. We have not authorized anyone to provide you with different information. We are offering to sell the securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus or any prospectus supplement or other offering material is accurate only as of the date on the front of those documents, regardless of the time of delivery of the documents or any sale of the securities.

i

PROSPECTUS SUMMARY

About This Prospectus

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a shelf registration process. This prospectus provides you with a general description of the securities we may offer.

References to “Citizens,” “us,” “we” or “our” in this section means Citizens Banking Corporation, and does not include the consolidated subsidiaries of Citizens Banking Corporation. When we refer to “you” in this section, we mean all purchasers of the securities being offered by this prospectus, whether they are the holders or only indirect owners of those securities.

Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. In addition, we and any underwriter or agent that we may from time to time retain may also provide other information relating to an offering, which we refer to as “other offering material”. The prospectus supplement as well as the other offering material may also add, update or change information contained in this prospectus. You should read this prospectus, any prospectus supplement, any applicable pricing supplement, together with additional information described in the section entitled “Where You Can Find More Information” and any other offering material. Throughout this prospectus, where we indicate that information may be supplemented in an applicable prospectus supplement or supplements, that information may also be supplemented in other offering material provided.

To see more detail, you should read our registration statement and the exhibits filed with our registration statement.

Citizens Banking Corporation

We are a diversified banking and financial services company that is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. We provide a full range of banking and financial services to individuals and businesses through our subsidiaries Citizens Bank and F&M Bank — Iowa. These services include deposit products such as checking, savings, and money market accounts, and loan products such as business, personal, educational, residential, and commercial mortgage, and other consumer-oriented financial services, such as IRA and Keogh accounts, lease financing for a variety of capital equipment for commerce and industry, and safe deposit and night depository facilities. Among the services designed specifically to meet the needs of businesses are various types of specialized financing, treasury management services, and transfer/collection facilities. We also provide wealth management services through Citizens Bank Wealth Management, N.A., and through the affiliate trust department of F&M Bank — Iowa.

Additional information about Citizens and its subsidiaries is included in documents incorporated by reference in this document. See “Where You Can Find More Information.” Our principal executive office is located at 328 South Saginaw Street, Flint, Michigan 48502, and our telephone number is (810) 766-7500.

The Securities We Are Offering

We may offer any of the following securities from time to time:

•	debt securities;

•	warrants;

•	purchase contracts;

•	units, comprised of two or more securities, in any combination;

•	preferred stock, either directly or represented by depositary shares; and

•	common stock.

When we use the term “securities” in this prospectus, we mean any of the securities we may offer with this prospectus, unless we say otherwise. This prospectus, including the following summary, describes the general terms that may apply to the securities; the specific terms of any particular securities that we may offer will be described in a separate supplement to this prospectus.

Listing

If any securities are to be listed or quoted on a securities exchange or quotation system, your prospectus supplement will say so. Our common stock is traded on the Nasdaq Global Select Market under the symbol “CBCF”.

Manner of Offering

The securities will be offered when they are first issued and sold and after that in market-making transactions involving one or more of our subsidiaries.

When we issue new securities, we may offer them for sale to or through underwriters, dealers and agents or directly to purchasers. Your prospectus supplement will include any required information about the firms we use and the discounts or commissions we may pay them for their services.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20002. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. In addition, our SEC filings are available to the public at the SEC’s Internet site at http://www.sec.gov and through the New York Stock Exchange Inc., 20 Broad Street, New York, New York 10005.

In this prospectus supplement, as permitted by law, we “incorporate by reference” information from other documents that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus supplement is considered to be automatically updated and superseded. In other words, in case of a conflict or inconsistency between information contained in this prospectus supplement and information incorporated by reference into this prospectus supplement, you should rely on the information contained in the document that was filed later.

We incorporate by reference the documents listed below and any documents we file with the SEC in the future under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until our offering is completed:

•	Annual Report on Form 10-K for the year ended December 31, 2005;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2006; and

•	Current Reports on Form 8-K filed on February 23, 2006, March 3, 2006, March 14, 2006, April 18, 2006, June 27, 2006, June 30, 2006, August 4, 2006, August 22, 2006 and September 21, 2006.

Information furnished under Item 2.02 or 7.01 of our Current Reports on Form 8-K is not incorporated by reference.

You may request a copy of any of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing to or telephoning us at the following address:

Citizens Banking Corporation
328 South Saginaw Street
Flint, Michigan 48502
Attention: Investor Relations
Telephone: (810) 257-2506
Internet website: www.citizensonline.com

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
AND EARNINGS TO COMBINED FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

Consolidated Ratio of Earnings to Fixed Charges for Citizens Banking Corporation

	Six-Months
	Ended	Year Ended December 31,
	June 30, 2006	2005	2004	2003	2002	2001

Ratio of earnings to fixed charges:
Excluding interest on deposits	2.93	2.76	2.84	3.24	1.67	3.41
Including interest on deposits	1.59	1.75	1.76	1.70	1.15	1.57
Pro forma ratio of earnings to fixed charges(1):
Excluding interest on deposits	2.59	2.48
Including interest on deposits	1.56	1.70
Pro forma supplemental ratio of earnings to fixed charges(2):
Excluding interest on deposits	2.14	2.15
Including interest on deposits	1.53	1.60

(1)	Displays the effect of the new enhanced trust preferred securities, all other components remaining equal.

(2)	Displays the pro forma effect of the merger with Republic Bancorp, Inc., assuming only purchase accounting and merger-related adjustments. See Unaudited Pro Forma Condensed Combined Financial Information and the accompanying Notes.

USE OF PROCEEDS

Unless otherwise indicated in any prospectus supplement, we intend to use the net proceeds from the sale of securities for general corporate purposes.

DESCRIPTION OF DEBT SECURITIES WE MAY OFFER

References to “Citizens,” “us,” “we” or “our” in this section means Citizens Banking Corporation, and does not include the consolidated subsidiaries of Citizens Banking Corporation. In this section, references to “holders” mean those who own debt securities registered in their own names, on the books that we or the applicable trustee maintain for this purpose, and not those who own beneficial interests in debt securities registered in street name or in debt securities issued in book-entry form through one or more depositaries. Owners of beneficial interests in the debt securities should read the section below entitled “Legal Ownership and Book-Entry Issuance.”

Debt Securities May Be Senior or Subordinated

We may issue senior or subordinated debt securities (including senior subordinated and junior subordinated debt securities). Neither the senior debt securities nor the subordinated debt securities will be secured by any of our property or assets or the property or assets of our subsidiaries. Thus, by owning a debt security, you are one of our unsecured creditors.

The senior debt securities and, in the case of senior debt securities in bearer form, any related interest coupons, will be issued under our senior debt indenture described below and will rank equally with all of our other unsecured and unsubordinated debt.

The subordinated debt securities and, in the case of subordinated debt securities in bearer form, any related interest coupons, will be issued under our senior subordinated debt indenture or our junior subordinated debt indenture described below and will be subordinate in right of payment to all of our “senior indebtedness,” as defined in the applicable subordinated debt indenture. None of the indentures limit our ability to incur additional unsecured indebtedness.

When we refer to “debt securities” in this prospectus, we mean both the senior debt securities and the subordinated debt securities. When we refer to “subordinated debt securities” in this prospectus, we mean both the senior subordinated debt securities and the junior subordinated debt securities.

The Senior Debt Indenture, Senior Subordinated Debt Indenture, and Junior Subordinated Debt Indenture

The senior debt securities and the subordinated debt securities are each governed by a document called an indenture — the senior debt indenture, in the case of the senior debt securities, and the senior subordinated debt indenture or the junior subordinated debt indenture, in the case of the subordinated debt securities. Each indenture is a contract between Citizens and U.S. Bank National Association, which acts as trustee. The indentures are substantially identical, except for the provisions relating to subordination, which are included only in the senior subordinated debt indenture and the junior subordinated debt indenture.

Reference to the indenture or the trustee with respect to any debt securities, means the indenture under which those debt securities are issued and the trustee under that indenture.

The trustee has two main roles:

•	The trustee can enforce the rights of holders against us if we default on our obligations under the terms of the indenture or the debt securities. There are some limitations on the extent to which the trustee acts on behalf of holders, described below under “— Events of Default — Remedies If an Event of Default Occurs.”

•	The trustee performs administrative duties for us, such as sending interest payments and notices to holders, and transferring a holder’s debt securities to a new buyer if a holder sells.

The indenture and its associated documents contain the full legal text of the matters described in this section. The indenture and the debt securities are governed by New York law. A copy of each indenture is an exhibit to our registration statement. See “Where You Can Find More Information” below for information on how to obtain a copy.

General

We may issue as many distinct series of debt securities under any of the indentures as we wish. The provisions of the senior debt indenture, the senior subordinated debt indenture and junior subordinated debt indenture allow us not only to issue debt securities with terms different from those previously issued under the applicable indenture, but also to “reopen” a previous issue of a series of debt securities and issue additional debt securities of that series. We may issue debt securities in amounts that exceed the total amount specified on the cover of your prospectus supplement at any time without your consent and without notifying you. In addition, we may offer debt securities, together in the form of units with other debt securities, warrants, purchase contracts and preferred stock or common stock, as described below under “Description of Units We May Offer.”

This section summarizes the material terms of the debt securities that are common to all series, although the prospectus supplement which describes the terms of each series of debt securities may also describe differences from the material terms summarized here.

Because this section is a summary, it does not describe every aspect of the debt securities. This summary is subject to and qualified in its entirety by reference to all the provisions of the indenture, including definitions of certain terms used in the indenture. In this summary, we describe the meaning of only some of the more important terms. For your convenience, we also include references in parentheses to certain sections of the indenture. Whenever we refer to particular sections or defined terms of the indenture in this prospectus or in the prospectus supplement, such sections or defined terms are incorporated by reference here or in the prospectus supplement. You must look to the indenture for the most complete description of what we describe in summary form in this prospectus.

This summary also is subject to and qualified by reference to the description of the particular terms of your series described in the prospectus supplement. Those terms may vary from the terms described in this prospectus. The prospectus supplement relating to each series of debt securities will be attached to the front of this prospectus. There may also be a further prospectus supplement, known as a pricing supplement, which contains the precise terms of debt securities you are offered. In addition, we may also incorporate additional information concerning the debt securities by reference into registration statement of which this prospectus forms a part. See the section entitled “Where You Can Find More Information.”

We may issue the debt securities as original issue discount securities, which may be offered and sold at a substantial discount below their stated principal amount. (Section 3.01). The prospectus supplement relating to the original issue discount securities will describe federal income tax consequences and other special considerations applicable to them. The debt securities may also be issued as indexed securities or securities denominated in foreign currencies or currency units, as described in more detail in the prospectus supplement relating to any of the particular debt securities. The prospectus supplement relating to specific debt securities will also describe certain additional tax considerations applicable to such debt securities.

In addition, the specific financial, legal and other terms particular to a series of debt securities will be described in the prospectus supplement and, if applicable, a pricing supplement relating to the series. The prospectus supplement relating to a series of debt securities will describe the following terms of the series:

•	the title of the series of debt securities;

•	whether it is a series of senior debt securities or a series of subordinated debt securities;

•	any limit on the aggregate principal amount of the series of debt securities;

•	the date or dates on which the series of debt securities will mature;

•	the person to whom interest on a debt security is payable, if other than the holder on the regular record date;

•	the rate or rates, which may be fixed or variable per annum, at which the series of debt securities will bear interest, if any, and the date or dates from which that interest, if any, will accrue;

•	the place or places where the principal of, premium, if any, and interest on the debt securities is payable;

•	the dates on which interest, if any, on the series of debt securities will be payable and the regular record dates for the interest payment dates;

•	the date, if any, after which and the price or prices at which the series of debt securities may, in accordance with any optional or mandatory redemption provisions, be redeemed and the other detailed terms and provisions of those optional or mandatory redemption provisions, if any;

•	any mandatory or optional sinking funds or similar provisions or provisions for redemption at the option of the issuer;

•	if the debt securities may be converted into or exercised or exchanged for our common stock or preferred stock or other of our securities or the debt or equity securities of third parties, the terms on which conversion, exercise or exchange may occur, including whether conversion, exercise or exchange is mandatory, at the option of the holder or at our option, the period during which conversion, exercise or exchange may occur, the initial conversion, exercise or exchange price or rate and the circumstances or manner in which the amount of common stock or preferred stock or other securities or the debt or equity securities of third parties issuable upon conversion, exercise or exchange may be adjusted;

•	if other than denominations of $1,000 and any of its integral multiples, the denominations in which the series of debt securities will be issuable;

•	the currency of payment of principal, premium, if any, and interest on the series of debt securities;

•	if the currency of payment for principal, premium, if any, and interest on the series of debt securities is subject to our election or that of a holder, the currency or currencies in which payment can be made and the period within which, and the terms and conditions upon which, the election can be made;

•	if a trustee other than U.S. Bank National Association is named for the debt securities, the name of such trustee;

•	any index used to determine the amount of payment of principal or premium, if any, and interest on the series of debt securities;

•	the applicability of the provisions described under “— Defeasance” below;

•	any event of default under the series of debt securities if different from those described under “— Events of Default” below;

•	if the debt securities will be issued in bearer form, any special provisions relating to bearer securities that are not addressed in this prospectus;

•	if the series of debt securities will be issuable only in the form of a global security, the depositary or its nominee with respect to the series of debt securities and the circumstances under which the global security may be registered for transfer or exchange in the name of a person other than the depositary or the nominee; and

•	any other special feature of the series of debt securities.

Overview of Remainder of this Description

The remainder of this description summarizes:

•	Additional Mechanics relevant to the debt securities under normal circumstances, such as how holders transfer ownership and where we make payments;

•	Holders’ rights in several Special Situations, such as if we merge with another company or if we want to change a term of the debt securities;

•	Subordination Provisions in the senior subordinated debt indenture and the junior subordinated debt indenture that may prohibit us from making payment on those securities;

•	Our right to release ourselves from all or some of our obligations under the debt securities and the indenture by a process called Defeasance; and

•	Holders’ rights if we Default or experience other financial difficulties.

Additional Mechanics

Form, Exchange and Transfer

Unless we specify otherwise in the prospectus supplement, the debt securities will be issued:

•	only in fully registered form;

•	without interest coupons; and

•	in denominations that are even multiples of $1,000. (Section 3.02).

Holders may have their debt securities broken into more debt securities of smaller denominations of not less than $1,000 or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. (Section 3.05). This is called an exchange.

Holders may exchange or transfer debt securities at the office of the trustee. They may also replace lost, stolen or mutilated debt securities at that office. The trustee acts as our agent for registering debt securities in the names of holders and transferring debt securities. We may change this appointment to another entity or perform it ourselves. The entity performing the role of maintaining the list of registered holders is called the security registrar. It will also perform transfers. (Section 3.05). The trustee’s agent may require an indemnity before replacing any debt securities.

Holders will not be required to pay a service charge to transfer or exchange debt securities, but holders may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if the security registrar is satisfied with your proof of ownership.

If we designate additional transfer agents, they will be named in the prospectus supplement. We may cancel the designation of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts. (Section 12.02).

If the debt securities are redeemable, we may block the transfer or exchange of debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of debt securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed. (Section 3.05).

The rules for exchange described above apply to exchange of debt securities for other debt securities of the same series and kind. If a debt security is convertible, exercisable or exchangeable into or for a different kind of security, such as one that we have not issued, or for other property, the rules governing that type of conversion, exercise or exchange will be described in the prospectus supplement.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with or on behalf of a depositary identified in the applicable prospectus supplement. Global securities will be issued in registered form and may be in either temporary or permanent form.

The related prospectus supplement will describe the specific terms of the depositary arrangement with respect to that series of debt securities. We anticipate that the following provisions will apply to all depositary arrangements.

Unless otherwise specified in an applicable prospectus supplement, global securities to be deposited with or on behalf of a depositary will be registered in the name of that depositary or its nominee. Upon the issuance of a global security, the depositary for that global security will credit the respective principal amounts of the debt securities represented by such global security to the participants that have accounts with that depositary or its nominee. Ownership of beneficial interests in those global securities will be limited to participants in the depositary or persons that may hold interests through these participants.

A participant’s ownership of beneficial interests in these global securities will be shown on the records maintained by the depositary or its nominee. The transfer of a participant’s beneficial interest will only be effected through these records. A person whose ownership of beneficial interests in these global securities is held through a participant will be shown on, and the transfer of that ownership interest within that participant will be effected only through, records maintained by the participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Limits and laws of this nature may impair your ability to transfer beneficial interests in a global security.

Except as set forth below and in the indenture, owners of beneficial interests in the global security will not be entitled to receive debt securities of the series represented by that global security in definitive form and will not be considered to be the owners or holders of those debt securities under the global security. Because the depositary can act only on behalf of participants, which in turn act on behalf of indirect participants, the ability of beneficial owners of interests in a global security to pledge such interests to persons or entities that do not participate in the depositary system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests. No beneficial owner of an interest in the global security will be able to transfer that interest except in accordance with the depositary’s applicable procedures, in addition to those provided for under the applicable indenture and, if applicable, those of Euroclear Bank S.A./N.V., as operator of the Euroclear System, Clearstream International and/or any other relevant clearing system.

We will make payment of principal of, premium, if any, and any interest on global securities to the depositary or its nominee, as the case may be, as the registered owner or the holder of the global security. None of us, the trustee, any paying agent or the securities registrar for those debt securities will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests. (Section 3.09).

We expect that the depositary for a permanent global security, upon receipt of any payment in respect of a permanent global security, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of that global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in the global security held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

We may at any time and in our sole discretion determine not to have any debt securities represented by one or more global securities. In such event, we will issue debt securities in definitive form in exchange for all of the global securities representing such debt securities. (Section 3.05).

If set forth in the applicable prospectus supplement, an owner of a beneficial interest in a global security may, on terms acceptable to us and the depositary, receive debt securities of that series in definitive form. In that event, an owner of a beneficial interest in a global security will be entitled to physical delivery in definitive form of debt securities of the series represented by that global security equal in principal amount to that beneficial interest and to have those debt securities registered in its name.

Registered and Bearer Securities

Registered securities may be exchangeable for other debt securities of the same series, registered in the same name, for the same aggregate principal amount in authorized denominations and will be transferable at any time or from time to time at the office of the trustee. The holder will not pay a service charge for any such exchange or transfer except for any tax or governmental charge incidental thereto. (Section 3.05). If permitted by applicable laws and regulations, the prospectus supplement will describe the terms upon which registered securities may be exchanged for bearer securities of the series. If any bearer securities are issued, any restrictions applicable to the offer, sale or delivery of bearer securities and the terms upon which bearer securities may be exchanged for registered securities of the same series will be described in the prospectus supplement.

Payment and Paying Agents

We will pay interest to the person listed in the trustee’s records at the close of business on a particular day in advance of each due date for interest, even if that person no longer owns the debt security on the interest due date. Except as otherwise be stated in the prospectus supplement, the record date will be the last day of the calendar month preceding an interest due date if such interest due date is the fifteenth day of the calendar month and will be the fifteenth day of the calendar month preceding an interest due date if such interest due date is the first day of the calendar month. (Section 3.08). Holders buying and selling debt securities must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered holder on the regular record date. The most common manner is to adjust the sale price of the securities to pro-rate interest fairly between buyer and seller. This prorated interest amount is called accrued interest.

We will pay interest, principal and any other money due on the debt securities at the corporate trust office of the trustee in St. Paul, Minnesota. That office is currently located at 60 Livingston Avenue, St. Paul, Minnesota 55107. Holders must make arrangements to have their payments picked up at or wired from that office. We may also choose to pay interest by mailing checks.

Book-entry and other indirect holders should consult their banks, brokers or other financial institutions for information on how they will receive payments.

We may also arrange for additional payment offices and may cancel or change these offices, including our use of the trustee’s corporate trust office. These offices are called paying agents. We may also choose to act as our own paying agent or choose one of our subsidiaries to do so. We must notify the trustee of any changes in the paying agents for any particular series of debt securities. (Section 12.02).

Notices

We and the trustee will send notices regarding the debt securities only to holders, using their addresses as listed in the trustee’s records. (Section 1.06). With respect to who is a legal “holder” for this purpose, see “Legal Ownership and Book-Entry Issuance.”

Regardless of who acts as paying agent, all money paid by us to a paying agent that remains unclaimed at the end of two years after the amount is due to holders will be repaid to us. After that two-year period, holders may look to us for payment and not to the trustee or any other paying agent. (Section 6.05).

Special Situations

Mergers and Similar Events

We are generally permitted to consolidate or merge with another company or firm. We are also permitted to sell or lease substantially all of our assets to another company or firm. However, when we merge out of existence or sell or lease substantially all of our assets, we may not take any of these actions unless:

•	the entity formed by the consolidation or into which we merge, or to which we transfer our properties and assets (1) is a corporation, partnership or trust organized and existing under the laws of the United States, any state of the United States or the District of Columbia and (2) expressly assumes by supplemental indenture the payment of any principal, premium or interest on the junior subordinated debentures, and the performance of our other covenants under the indenture; and

•	after giving effect to the transaction, no event of default under the indenture, and no event that, after notice or lapse of time, or both, would become an event of default, will have occurred and be continuing.

If the conditions described above are satisfied with respect to any series of debt securities, and if we deliver certain certificates and opinions to the trustees in connection with such actions, we will not need to obtain the approval of the holders of those debt securities in order to merge or consolidate or to sell our assets. Also, these conditions will apply only if we wish to merge into or consolidate with another entity or sell substantially all of our assets to another entity. We will not need to satisfy these conditions if we enter into other types of transactions, including any transaction in which we acquire the stock or assets of another entity, any transaction that involves a change of control but in which we do not merge into or consolidate with another entity, any transaction in which we sell less than substantially all of our assets and any merger or consolidation in which we are the surviving corporation. (Section 10.01). It is possible that this type of transaction may result in a reduction in our credit rating, may reduce our operating results or may impair our financial condition. Holders of our debt securities, however, will have no approval right with respect to any transaction of this type.

Modification and Waiver of the Debt Securities

We may modify or amend the indenture without the consent of the holders of any of our outstanding debt securities for various enumerated purposes, including the naming, by a supplemental indenture, of a trustee other than U.S. Bank National Association, for a series of debt securities. We may modify or amend the indenture with the consent of the holders of a majority in aggregate principal amount of the debt securities of each series affected by the modification or amendment. However, no such modification or amendment may, without the consent of the holder of each affected debt security:

•	modify the terms of payment of principal, premium or interest;

•	reduce the stated percentage of holders of debt securities necessary to modify or amend the indenture or waive our compliance with certain provisions of the indenture and certain defaults thereunder; or

•	modify the subordination provisions of the senior subordinated debt indenture or the junior subordinated debt indenture in a manner adverse to such holders.

Subordination Provisions

Holders of subordinated debt securities should recognize that contractual provisions in the senior subordinated debt indenture and in the junior subordinated debt indenture may prohibit us from making payments on those securities. Senior subordinated debt securities are subordinate and junior in right of payment, to the extent and in the manner stated in the senior subordinated debt indenture or any supplement thereto, to all of our senior indebtedness, as defined in the senior subordinated debt indenture, including all debt securities we have issued and will issue under the senior debt indenture. Junior subordinated debt securities are subordinate and junior in right of payment, to the extent and in the manner stated in the junior subordinated debt indenture or any supplement thereto, to all of our senior indebtedness, as defined in the junior subordinated debt indenture, including all debt securities we have issued and will issue under the senior debt indenture or any supplement thereto and under the senior subordinated debt indenture or any supplement thereto.

Unless otherwise indicated in the applicable prospectus supplement, the senior subordinated and junior subordinated indentures define the term “senior indebtedness” with respect to each respective series of senior subordinated and junior subordinated debt securities, to mean the principal, premium, if any, and interest on all indebtedness and obligations of, or guaranteed or assumed by Citizens, whether outstanding on the date of the issuance of subordinated debt securities or thereafter created, incurred, assumed or guaranteed and all amendments, modifications, renewals, extensions, deferrals and refundings of any such indebtedness unless the instrument creating such indebtedness or obligations provides that they are subordinated or are not superior in right of payment to the subordinated debt securities. In the case of the junior subordinated indenture, unless otherwise indicated in the applicable prospectus supplement, senior indebtedness also includes all subordinated debt securities issued under the senior subordinated indenture. Unless otherwise indicated in the applicable prospectus supplement, notwithstanding anything to the contrary in the foregoing, senior indebtedness will not include (A) any obligation of Citizens to any of its subsidiaries, (B) any liability for Federal, state, local or other taxes owed or owing by Citizens or its subsidiaries, (C) any accounts payable or other liability to trade creditors (including guarantees thereof or instruments evidencing such liabilities), or (D) any obligations with respect to any capital stock of Citizens.

Unless otherwise indicated in the applicable prospectus supplement, Citizens may not pay principal of, premium, of any, or interest on any subordinated debt securities or defease, purchase, redeem or otherwise retire such securities if:

•	a default in the payment of any principal, or premium, if any, or interest on any senior indebtedness, occurs and is continuing or any other amount owing in respect of any senior indebtedness is not paid when due; or

•	any other default occurs with respect to any senior indebtedness and the maturity of such senior indebtedness is accelerated in accordance with its terms,

unless and until such default in payment or event of default has been cured or waived and any such acceleration is rescinded or such senior indebtedness has been paid in full in cash. Unless otherwise indicated in the applicable prospectus supplement, the foregoing limitations will also apply to payments in respect of the junior subordinated debt securities in the case of an event of default under the senior subordinated indebtedness.

If there is any payment or distribution of the assets of Citizens to creditors upon a total or partial liquidation or a total or partial dissolution or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding, holders of all present and future senior indebtedness (which will include interest accruing after, or which would accrue but for, the commencement of any bankruptcy, reorganization, insolvency, receivership or similar proceeding) are entitled to receive payment in full before any payment or distribution, whether in cash, securities or other property, in respect of the subordinated indebtedness. In addition, unless otherwise indicated in the applicable prospectus supplement, in any such event, payments or distributions which would otherwise be made on subordinated or junior subordinated debt securities will generally be paid to the holders of senior indebtedness, or their representatives, in accordance with the priorities existing among these creditors at that time until the senior indebtedness is paid in full.

After payment in full of all present and future senior indebtedness, holders of subordinated debt securities will be subrogated to the rights of any holders of senior indebtedness to receive any further payments or distributions that are applicable to the senior indebtedness until all the subordinated debt securities are paid in full. The senior subordinated and junior subordinated indentures provide that the foregoing subordination provisions may not be changed in a manner which would be adverse to the holders of senior indebtedness without the consent of the holders of such senior indebtedness.

The prospectus supplement delivered in connection with the offering of a series of subordinated or junior subordinated debt securities will set forth a more detailed description of the subordination provisions applicable to any such debt securities.

If the trustee under the subordinated debt indenture or any holders of the subordinated debt securities receive any payment or distribution that is prohibited under the subordination provisions, then the trustee or the holders will have to repay that money to the holders of the senior indebtedness.

Even if the subordination provisions prevent us from making any payment when due on the subordinated debt securities of any series, we will be in default on our obligations under that series if we do not make the payment when due. This means that the trustee under the subordinated debt indenture and the holders of that series can take action against us, but they will not receive any money until the claims of the holders of senior indebtedness have been fully satisfied.

Defeasance

The indenture permits us to be discharged from our obligations under the indenture and the debt securities if we comply with the following procedures. This discharge from our obligations is referred to in this prospectus as defeasance. (Sec. 6.02).

Unless the applicable prospectus supplement states otherwise, if we deposit with the trustee sufficient cash and/or U.S. government securities to pay and discharge the principal and premium, if any, and interest, if any, to the date of maturity of that series of debt securities, then from and after the ninety-first day following such deposit:

•	we will be deemed to have paid and discharged the entire indebtedness on the debt securities of that series, and

•	our obligations under the indenture with respect to the debt securities of that series will cease to be in effect.

Following defeasance, holders of the applicable debt securities would be able to look only to the defeasance trust for payment of principal and premium, if any, and interest, if any, on their debt securities.

Defeasance may be treated as a taxable exchange of the related debt securities for obligations of the trust or a direct interest in the money or U.S. government securities held in the trust. In that case, holders of debt securities would recognize gain or loss as if the trust obligations or the money or U.S. government securities held in the trust, as the case may be, had actually been received by the holders in exchange for their debt securities. Holders thereafter might be required to include as income a different amount of income than in the absence of defeasance. We urge prospective investors to consult their own tax advisors as to the specific tax consequences of defeasance.

Events of Default

The indenture provides holders of debt securities with remedies if we fail to perform specific obligations, such as making payments on the debt securities. You should review these provisions carefully in order to understand what constitutes an event of default under the indenture.

Unless stated otherwise in the prospectus supplement, an event of default with respect to any series of debt securities under the indenture will be:

•	default in the payment of the principal of, or premium, if any, on any debt security of such series at its maturity;

•	default in making a sinking fund payment, if any, on any debt security of such series when due and payable;

•	default for 30 days in the payment of any installment of interest on any debt security of such series;

•	default for 90 days after written notice in the observance or performance of any other covenant in the indenture;

•	certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee for us or our property; or

•	any other event of default provided in or pursuant to the applicable resolution of our Board of Directors or supplemental indenture under which such series of debt securities is issued. (Section 7.01).

The trustee may withhold notice to the holders of any series of debt securities of any default with respect to such series, except in the payment of principal, premium or interest or in the payment of any sinking fund installment or analogous obligation, if it considers such withholding of notice in the interest of such holders. (Section 8.02).

If an event of default with respect to any series of debt securities has occurred and is continuing, the trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of that series may declare the principal of all the debt securities of such series to be due and payable immediately. (Section 7.02).

The indenture contains a provision entitling the trustee to be indemnified by the holders before proceeding to exercise any right or power under the indenture at the request of any such holders. (Section 8.03). The indenture provides that the holders of a majority in aggregate principal amount of the outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred upon the trustee, with respect to the debt securities of such series. (Section 7.12). The right of a holder to institute a proceeding with respect to the indenture is subject to certain conditions precedent, including notice and indemnity to the trustee. However, the holder has an absolute right to the receipt of principal of, premium, if any, and interest, if any, on the debt securities of any series on the respective stated maturities, as defined in the indenture, and to institute suit for the enforcement of these rights. (Section 7.07 and Section 7.08).

The holders of not less than a majority in aggregate principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past defaults. Each holder of a debt security affected by a default must consent to a waiver of:

•	a default in payment of the principal of or premium, if any, or interest, if any, on any debt security of such series;

•	a default in the payment of any sinking fund installment or analogous obligation with respect to the debt securities of such series; and

•	a default in respect of a covenant or provision of the indenture that cannot be amended or modified without the consent of the holder of each outstanding debt security affected. (Section 7.13).

We will furnish to the trustee annual statements as to the fulfillment of our obligations under the indenture. (Section 9.04 and Section 12.05).

Our Relationship with the Trustee

Affiliates of U.S. Bank National Association, the current trustee under the indentures, may provide banking and corporate trust services to us and our subsidiaries. The trustee may hold our common shares for the benefit of its customers, including customers over whose accounts the trustee has discretionary authority. If a bank or trust company other than U.S. Bank National Association is to act as trustee for a series of senior, senior subordinated or junior subordinated debt securities, the applicable prospectus supplement will provide information concerning that other trustee.

DESCRIPTION OF WARRANTS WE MAY OFFER

References to “Citizens,” “us,” “we” or “our” in this section means Citizens Banking Corporation, and does not include the consolidated subsidiaries of Citizens Banking Corporation.

We may issue warrants to purchase debt securities, preferred stock, common stock or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued by us independently or together with any other securities and may be attached or separate from such securities. We may issue each series of warrants under a separate warrant agreement to be entered into between us and a warrant agent. If we designate a warrant agent, such warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.

The following outlines some of the general terms and provisions of the warrants. Further terms of the warrants and the applicable warrant agreement will be stated in the applicable prospectus supplement. The following description and any description of the warrants in a prospectus supplement may not be complete and is subject to and qualified in its entirety by reference to the terms and provisions of the relevant warrant agreement.

The applicable prospectus supplement will describe the terms of any warrants that we may offer, including the following:

•	the title of the warrants;

•	the total number of warrants;

•	the price or prices at which the warrants will be issued;

•	if applicable, the currency or currencies investors may use to pay for the warrants;

•	the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, to be delivered to warrantholders upon exercise of the warrants;

•	if applicable, the price at which and the currency or currencies, including composite currencies, in which investors may purchase the underlying securities or other rights purchasable upon exercise of the warrants;

•	the date on which the right to exercise the warrants will commence and the date on which the right will expire;

•	whether the warrants will be issued in registered form or bearer form;

•	information with respect to book-entry procedures, if any;

•	if applicable, the minimum or maximum amount of warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the underlying securities with which the warrants are issued and the number of warrants issued with each underlying security;

•	if applicable, the date on and after which the warrants and the related underlying securities will be separately transferable;

•	if applicable, a discussion of material United States federal income tax considerations;

•	the identity of the warrant agent, if any;

•	the procedures and conditions relating to the exercise of the warrants; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

No warrant agreement will be qualified as an indenture, and no warrant agent will be required to qualify as a trustee, under the Trust Indenture Act. Therefore, holders of warrants issued under a warrant agreement will not have the protection of the Trust Indenture Act with respect to their warrants.

DESCRIPTION OF PURCHASE CONTRACTS WE MAY OFFER

References to “Citizens,” “us,” “we” or “our” in this section means Citizens Banking Corporation, and does not include the consolidated subsidiaries of Citizens Banking Corporation.

We may issue purchase contracts for the purchase or sale of:

•	shares of our common stock or preferred stock or our debt securities, or debt or equity securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement;

•	currencies; or

•	commodities.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement.

The applicable prospectus supplement may contain, where applicable, the following information about the purchase contracts issued under it:

•	whether the purchase contracts obligate the holder to purchase or sell, or both purchase and sell, securities, currencies or commodities, as applicable, and the nature and amount of each of those securities, currencies or commodities, or the method of determining those amounts;

•	whether the purchase contracts are to be prepaid or not and whether holders thereof are required to secure their obligations in a specified manner;

•	whether we may satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies;

•	the methods by which the holders may purchase or sell such securities, currencies or commodities;

•	whether the purchase contracts requires us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and whether those payments may be unsecured or prefunded on some basis;

•	any acceleration, cancellation, termination or other provisions relating to the settlement of the purchase contracts; and

•	whether the purchase contracts will be issued in fully registered or global form.

The applicable prospectus supplement will describe the terms of any purchase contracts. The preceding description and any description of purchase contracts in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the purchase contract agreement and, if applicable, collateral arrangements and depository arrangements relating to such purchase contracts.

DESCRIPTION OF UNITS WE MAY OFFER

References to “Citizens,” “us,” “we” or “our” in this section means Citizens Banking Corporation, and does not include the consolidated subsidiaries of Citizens Banking Corporation.

We may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

The applicable prospectus supplement may describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units, any unit agreement governing the units or of the securities comprising the units; and

•	whether the units will be issued in fully registered or global form.

The applicable prospectus supplement will describe the terms of any units. The preceding description and any description of units in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the unit agreement and, if applicable, collateral arrangements and depositary arrangements relating to such units.

DESCRIPTION OF PREFERRED STOCK WE MAY OFFER

References to “Citizens,” “us,” “we” or “our” in this section means Citizens Banking Corporation, and does not include the consolidated subsidiaries of Citizens Banking Corporation. Also, in this section, references to “holders” mean those who own shares of preferred stock or depositary shares, as the case may be, registered in their own names, on the books that the registrar or we maintain for this purpose, and not those who own beneficial interests in shares registered in street name or in shares issued in book-entry form through one or more depositaries. When we refer to “you” in this section, we mean all purchases of the securities being offered by this prospectus, whether they are the holders or only indirect owners of those securities. Owners of beneficial interests in shares of preferred stock or depositary shares should read the section below entitled “Legal Ownership and Book-Entry Issuance.”

General

We may issue preferred stock in one or more series. We may also “reopen” a previously issued series of preferred stock and issue additional preferred stock of that series. In addition, we may issue preferred stock together with other preferred stock, debt securities, warrants, purchase contracts and common stock in the form of units as described above under “Description of Units We May Offer.” This section summarizes terms of the preferred stock that apply generally to all series. The description of most of the financial and other specific terms of your series will be in your prospectus supplement. Those terms may vary from the terms described here.

Because this section is a summary, it does not describe every aspect of the preferred stock and any related depositary shares. As you read this section, please remember that the specific terms of your series of preferred stock and any related depositary shares as described in your prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this section. If there are differences between your prospectus supplement and this prospectus, your prospectus supplement will control. Thus, the statements we make in this section may not apply to your series of preferred stock or any related depositary shares.

Reference to a series of preferred stock means all of the shares of preferred stock issued as part of the same series under a certificate of designations filling part of our restated certificate of incorporation. Reference to your prospectus supplement means the prospectus supplement describing the specific terms of the preferred stock and any related depositary shares you purchase. The terms used in your prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.

Our authorized capital stock includes 5,000,000 shares of preferred stock, without par value. The preferred stock will be governed by Michigan law. We do not have any preferred stock outstanding as of the date of this prospectus. The prospectus supplement with respect to any offered preferred stock will describe any preferred stock that may be outstanding as of the date of the prospectus supplement.

Preferred Stock Issued in Separate Series

The authorized but unissued shares of preferred stock are available for issuance from time to time at the discretion of our board of directors without shareholder approval. Our board of directors is authorized to divide the preferred stock into series and, with respect to each series, to determine the designations, the powers, preferences and rights and the qualifications, limitations and restrictions of the series, including:

•	dividend rights;

•	conversion or exchange rights;

•	voting rights;

•	redemption rights and terms;

•	liquidation preferences;

•	sinking fund provisions;

•	the serial designation of the series; and

•	the number of shares constituting the series.

In addition, as described below under “— Fractional or Multiple Shares of Preferred Stock Issued as Depositary Shares”, we may, at our option, instead of offering whole individual shares of any series of preferred stock, offer fractional shares of such series. In connection with the offering of fractional shares, we may offer depositary shares evidenced by depositary receipts, each representing a fraction of a share or some multiple of shares of the particular series of preferred stock issued and deposited with a depositary. The fraction of a share or multiple of shares of preferred stock which each depositary share represents will be stated in the prospectus supplement relating to any series of preferred stock offered through depositary shares.

The rights of holders of preferred stock may be adversely affected by the rights of holders of preferred stock that may be issued in the future. Our board of directors may cause shares of preferred stock to be issued in public or private transactions for any proper corporate purpose. Examples of proper corporate purposes include issuances to obtain additional financing for acquisitions and issuances to officers, directors and employees under their respective benefit plans. Our issuance of shares of preferred stock may have the effect of discouraging or making more difficult an acquisition.

Preferred stock will be fully paid and nonassessable when issued, which means that our holders will have paid their purchase price in full and that we may not ask them to surrender additional funds. Unless otherwise provided in your prospectus supplement, holders of preferred stock will not have preemptive or subscription rights to acquire more stock of Citizens.

The transfer agent, registrar, dividend disbursing agent and redemption agent for shares of each series of preferred stock will be named in the prospectus supplement relating to that series.

Form of Preferred Stock and Depositary Shares

We may issue preferred stock in book-entry form. Preferred stock in book-entry form will be represented by a global security registered in the name of a depositary, which will be the holder of all the shares of preferred stock represented by the global security. Those who own beneficial interests in shares of preferred stock will do so through participants in the depositary’s system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depositary and its participants. However, beneficial owners of any preferred stock in book-entry form will have the right to obtain their share in non-global form. We describe book-entry securities below under “Legal Ownership and Book-Entry Issuance.” All preferred stock will be issued in registered form.

We will issue depositary shares in book-entry form, to the same extent as we describe above for preferred stock. All depositary shares will be issued in registered form.

Overview of Remainder of this Description

The remainder of this description summarizes:

•	Preferred Shareholders’ Rights relative to common shareholders, such as the right of preferred shareholders to receive dividends and amounts on our liquidation, dissolution or winding-up before any such amounts may be paid to our common shareholders;

•	Our ability to issue Fractional or Multiple Shares of Preferred Stock in the Form of Depositary Shares; and

•	Various provisions of the Deposit Agreement, including how distributions are made, how holders vote their depositary shares and how we may amend the Deposit Agreement.

Preferred Shareholders’ Rights

Rank

Shares of each series of preferred stock will rank senior to our common stock with respect to dividends and distributions of assets. However, we will generally be able to pay dividends and distributions of assets to holders of our preferred stock only if we have satisfied our obligations on our indebtedness then due and payable.

Dividends

Holders of each series of preferred stock will be entitled to receive cash dividends when, as and if declared by our board of directors, from funds legally available for the payment of dividends. The rates and dates of payment of dividends for each series of preferred stock will be stated in your prospectus supplement. Dividends will be payable to holders of record of preferred stock as they appear on our books on the record dates fixed by our board of directors. Dividends on any series of preferred stock may be cumulative or noncumulative, as set forth in the prospectus supplement.

Redemption

If specified in your prospectus supplement, a series of preferred stock may be redeemable at any time, in whole or in part, at our option or the holder’s, and may be redeemed mandatorily.

Any restriction on the repurchase or redemption by us of our preferred stock while there is an arrearage in the payment of dividends will be described in your prospectus supplement.

Any partial redemptions of preferred stock will be made in a way that our board of directors decides is equitable.

Unless we default in the payment of the redemption price, dividends will cease to accrue after the redemption date on shares of preferred stock called for redemption and all rights of holders of these shares, including voting rights, will terminate except for the right to receive the redemption price.

Conversion or Exchange Rights

Our prospectus supplement relating to any series of preferred stock that is convertible, exercisable or exchangeable will state the terms on which shares of that series are convertible into or exercisable or exchangeable for shares of common stock, another series of preferred stock or other securities or debt or equity securities of third parties.

Liquidation Preference

Upon any voluntary or involuntary liquidation, dissolution or winding up of Citizens, holders of each series of preferred stock will be entitled to receive distributions upon liquidation in the amount described in your prospectus supplement, plus an amount equal to any accrued and unpaid dividends. These distributions will be made before any distribution is made on our common stock. If the liquidation amounts payable relating to the preferred stock of any series and any other parity securities ranking on a parity regarding liquidation rights are not paid in full, the holders of the preferred stock of that series and the other parity securities will share in any distribution of our available assets on a ratable basis in proportion to the full liquidation preferences of each security. Holders of our preferred stock will not be entitled to any other amounts from us after they have received their full liquidation preference and accrued and unpaid dividends.

Voting Rights

The holders of preferred stock of each series will have no voting rights, except:

•	as stated in the prospectus supplement and in the certificate of designations establishing the series; or

•	as required by applicable law.

Fractional or Multiple Shares of Preferred Stock Issued as Depositary Shares

We may choose to offer fractional shares or some multiple of shares of our preferred stock, rather than whole individual shares. If we decide to do so, we may issue the preferred stock in the form of depositary shares. Each depositary share would represent a fraction or multiple of a share of the preferred stock and would be evidenced by a depositary receipt.

Deposit Agreement

We will deposit the shares of preferred stock to be represented by depositary shares under a deposit agreement. The parties to the deposit agreement will be:

•	Citizens;

•	a bank or other financial institutional selected by us and named in the prospectus supplement, as preferred stock depositary; and

•	the holders from time to time of depositary receipts issued under that deposit agreement.

Each holder of a depositary share will be entitled to all the rights and preferences of the underlying preferred stock, including, where applicable, dividend, voting, redemption, conversion and liquidation rights, in proportion to the applicable fraction or multiple of a share of preferred stock represented by the depositary share. The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. The depositary receipts will be distributed to those persons purchasing the fractional or multiple shares of preferred stock. A depositary receipt may evidence any number of whole depositary shares.

We will file the deposit agreement, including the form of depositary receipt, with the SEC, either as an exhibit to an amendment to the registration statement of which this prospectus forms a part or as an exhibit to a current report on Form 8-K. See “Where You Can Find More Information” below for information on how to obtain a copy of the form of deposit agreement.

Dividends and Other Distributions

The preferred stock depositary will distribute any cash dividends or other cash distributions received in respect of the deposited preferred stock to the record holders of depositary shares relating to the underlying preferred stock in proportion to the number of depositary shares owned by the holders. The preferred stock depositary will distribute any property received by it other than cash to the record holders of depositary shares entitled to those distributions, unless it determines that the distribution cannot be made proportionally among those holders or that it is not feasible to make a distribution. In that event, the preferred stock depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders of the depositary shares in proportion to the number of depositary shares they own.

The amounts distributed to holders of depositary shares will be reduced by any amounts required to be withheld by the preferred stock depositary or by us on account of taxes or other governmental charges.

Redemption of Preferred Stock

If we redeem preferred stock represented by depositary shares, the preferred stock depositary will redeem the depositary shares from the proceeds it receives from the redemption. The preferred stock depositary will redeem the depositary shares at a price per share equal to the applicable fraction or multiple of the redemption price per share of preferred stock. Whenever we redeem shares of preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same date the number of depositary shares representing the redeemed shares of preferred stock. If fewer than all the depositary shares are to be redeemed, the preferred stock depositary will select the depositary shares to be redeemed by lot or ratably or by any other equitable method it chooses.

After the date fixed for redemption, the depositary shares called for redemption will no longer be deemed to be outstanding, and all rights of the holders of those shares will cease, including voting rights, except the right to receive the amount payable and any other property to which the holders were entitled upon the redemption. To receive this amount or other property, the holders must surrender the depositary receipts evidencing their depositary shares to the preferred stock depositary. Any funds that we deposit with the preferred stock depositary for any depositary shares that the holders fail to redeem will be returned to us after a period of two years from the date we deposit the funds.

Withdrawal of Preferred Stock

Unless the related depositary shares have previously been called for redemption, any holder of depositary shares may receive the number of whole shares of the related series of preferred stock and any money or other property represented by those depositary receipts after surrendering the depositary receipts at the corporate trust office of the preferred stock depositary, paying any taxes, charges and fees provided for in the deposit agreement and complying with any other requirement of the deposit agreement. Holders of depositary shares making these withdrawals will be entitled to receive whole shares of preferred stock, but holders of whole shares of preferred stock will not be entitled to deposit that preferred stock under the deposit agreement or to receive depositary receipts for that preferred stock after withdrawal. If the depositary shares surrendered by the holder in connection with withdrawal exceed the number of depositary shares that represent the number of whole shares of preferred stock to be withdrawn, the preferred stock depositary will deliver to that holder at the same time a new depositary receipt evidencing the excess number of depositary shares.

Voting Deposited Preferred Stock

When the preferred stock depositary receives notice of any meeting at which the holders of any series of deposited preferred stock are entitled to vote, the preferred stock depositary will mail the information contained in the notice to the record holders of the depositary shares relating to the applicable series of preferred stock. Each record holder of the depositary shares on the record date, which will be the same date as the record date for the preferred stock, may instruct the preferred stock depositary to vote the amount of the preferred stock represented by the holder’s depositary shares. To the extent possible, the preferred stock depositary will vote the amount of the series of preferred stock represented by depositary shares in accordance with the instructions it receives. We will agree to take all reasonable actions that the preferred stock depositary determines are necessary to enable the preferred stock depositary to vote as instructed. If the preferred stock depositary does not receive specific instructions from the holders of any depositary shares representing a series of preferred stock, the preferred stock depositary will vote all shares of that series in proportion to the instructions received.

Conversion of Preferred Stock

If our prospectus supplement relating to the depositary shares says that the deposited preferred stock is convertible into or exercisable or exchangeable for common stock, preferred stock of another series or other securities, or debt or equity securities of one or more third parties, our depositary shares, as such, will not be convertible into or exercisable or exchangeable for any securities. Rather, any holder of the depositary shares may surrender the related depositary receipts to the preferred stock depositary with written instructions to instruct us to cause conversion, exercise or exchange of our preferred stock represented by the depositary shares into or for whole shares of common stock, shares of another series of preferred stock or other securities or debt or equity securities of the relevant third party, as applicable. Upon receipt of those instructions and any amounts payable by the holder in connection with the conversion, exercise or exchange, we will cause the conversion, exercise or exchange using the same procedures as those provided for conversion, exercise or exchange of the deposited preferred stock. If only some of the depositary shares are to be converted, exercised or exchanged, a new depositary receipt or receipts will be issued for any depositary shares not to be converted, exercised or exchanged.

Amendment and Termination of the Deposit Agreement

We may amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement at any time and from time to time by agreement with the preferred stock depositary.

However, any amendment that imposes additional charges or materially and adversely alters any substantial existing right of the holders of depositary shares will not be effective unless the holders of at least a majority of the affected depositary shares then outstanding approve the amendment. We will make no amendment that impairs the right of any holder of depositary shares, as described above under “— Withdrawal of Preferred Stock,” to receive shares of the related series of preferred stock and any money or other property represented by those depositary shares, except in order to comply with mandatory provisions of applicable law. Holders who retain or acquire their depositary receipts after an amendment becomes effective will be deemed to have agreed to the amendment and will be bound by the amended deposit agreement.

The deposit agreement will automatically terminate if:

•	all outstanding depositary shares have been redeemed or converted or exchanged for any other securities into which they or the underlying preferred stock are convertible or exchangeable; or

•	a final distribution in respect of our preferred stock has been made to the holders of depositary shares in connection with any liquidation, dissolution or winding up of Citizens.

We may terminate the deposit agreement at any time, and the preferred stock depositary will give notice of that termination to the recordholders of all outstanding depositary receipts not less than 30 days before the termination date. In that event, the preferred stock depositary will deliver or make available for delivery to holders of depositary shares, upon surrender of the depositary receipt evidencing the depositary shares, the number of whole or fractional shares of the related series of preferred stock as are represented by those depositary shares.

Charges of Preferred Stock Depositary; Taxes and Other Governmental Charges

We will pay the fees, charges and expenses of our preferred stock depositary provided in the deposit agreement. Holders of depositary receipts will pay any taxes and governmental charges and any charges provided in the deposit agreement to be payable by them, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts. If the preferred stock depositary incurs fees, charges or expenses for which it is not otherwise liable at the election of a holder of a depositary receipt or other person, that holder or other person will be liable for those fees, charges and expenses.

Resignation and Removal of Depositary

The preferred stock depositary may resign at any time by giving us notice, and we may remove or replace the preferred stock depositary at any time.

Reports to Holders

We will deliver all required reports and communications to holders of the preferred stock to the preferred stock depositary, who will forward those reports and communications to the holders of depositary shares.

Limitation on Liability of the Preferred Stock Depositary

The preferred stock depositary will not be liable if we are prevented or delayed by law or any circumstances beyond our control in performing our obligations under the deposit agreement. The obligations of the preferred stock depositary under the deposit agreement will be limited to performance in good faith of its duties under the agreement, and the preferred stock depositary will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares, depositary receipts or shares of preferred stock unless satisfactory and reasonable protection from expenses and liability is furnished. This is called an indemnity. The preferred stock depositary may rely upon written advice of counsel or accountants, upon information provided by holders of depositary receipts or other persons believed to be competent and upon documents believed to be genuine.

DESCRIPTION OF COMMON STOCK WE MAY OFFER

Our authorized capital stock includes 100,000,000 shares of common stock, without par value. As of September 13, 2006, there were 42,903,496 shares of common stock outstanding.

General

All of the outstanding shares of our common stock are fully paid and nonassessable. Subject to the prior rights of the holders of shares of preferred stock that may be issued and outstanding, none of which are currently outstanding, the holders of common stock are entitled to receive:

•	dividends when, as and if declared by our board of directors out of funds legally available for the payment of dividends (as a bank holding company, Citizens’ ability to pay distributions will be affected by the ability of its banking subsidiaries to pay dividends under applicable laws, rules and regulations; the ability of these banking subsidiaries, as well as Citizens, to pay dividends in the future currently is, and could be further, influenced by bank regulatory requirements and capital guidelines); and

•	in the event of dissolution of Citizens, to share ratably in all assets remaining after payment of liabilities and satisfaction of the liquidation preferences, if any, of then outstanding shares of preferred stock, as provided in our amended and restated certificate of incorporation.

Each holder of common stock is entitled to one vote for each share held of record on all matters presented to a vote at a shareholders meeting, including the election of directors. Holders of common stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any additional shares of common stock or other securities and there are no conversion rights or redemption or sinking fund provisions with respect to the common stock. Citizens common stock is traded on the Nasdaq Global Select Market under the symbol “CBCF”. The transfer agent for the common stock is American Stock Transfer Company. Its address is 49 Maiden Lane, Plaza Level, New York, NY 10038.

Certain Restrictions under Michigan Law

Subject to certain exceptions, Chapter 7A of the Michigan Business Corporation Act prohibits a corporation from engaging in any business combination with an interested shareholder (defined as a 10% shareholder) unless approved by (1) 90% of the votes of each class of stock entitled to vote and (2) two-thirds of the votes of each class of stock entitled to be cast by the shareholders other than the interested shareholder.

In addition, Chapter 7B of the Michigan Business Corporation Act provides that a party that acquires or offers to acquire ownership of control shares of a corporation (defined as shares obtained pursuant to a transaction in which the acquiring party reaches the 20%, 33% or majority ownership levels) has the right to vote those shares, and shares acquired within the previous 90 days (or while pursuing a plan to acquire control shares), only to the extent granted by a resolution of the shareholders approved at a special or annual meeting. A resolution granting voting rights must be approved by a majority vote of (1) all shares and (2) all disinterested shares. If the acquiring party has acquired a majority stake and been accorded full voting rights, shareholders other than the acquiring shareholder are entitled to put their shares to the corporation for “fair value” (defined as the highest price paid by the acquiring party for the control shares).

Certain Restrictions under Federal Banking Laws

The Bank Holding Company Act generally would prohibit any company that is not engaged in banking activities and activities that are permissible for a bank holding company or a financial holding company from acquiring control of Citizens. Control is generally defined as ownership of 25% or more of the voting stock or other exercise of a controlling influence. In addition, any existing bank holding company would require the prior approval of the Federal Reserve Board before acquiring 5% or more of the voting stock of Citizens. In addition, the Change in Bank Control Act of 1978, as amended, prohibits a person or group of persons from acquiring “control” of a bank holding company unless the Federal Reserve Board has been notified and has not objected to the transaction. Under a rebuttable presumption established by the Federal Reserve Board, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as Citizens, would, under the circumstances set forth in the presumption, constitute acquisition of control of the bank holding company.

Shareholder Rights Plan

Citizens is a party to a Rights Agreement, dated May 23, 2000, designed to protect shareholders from unfair takeover offers by encouraging a potential buyer to negotiate with Citizens’ board prior to attempting a takeover. Owners of Citizens’ common shares have been granted rights under the Rights Agreement to purchase one one-thousandth of a share of Series B Preferred Stock at an exercise price of $65, subject to adjustment. The rights are not exercisable or separately tradable until after a public announcement that a person or group, without board approval, has acquired 15% or more of Citizens’ common shares or has commenced a tender offer to do so. If a person or group acquires 15% or more of the common shares, the rights (other than those held by the acquiror, which become void) become exercisable to purchase common shares having a fair value of $130 for $65, or the board may exchange one common share for each outstanding right (other than those held by the acquiror). If the acquiror merges Citizens into another entity, the rights become exercisable for common shares of the surviving entity having a fair value of $130 for $65. The rights are redeemable by the board at any time prior to May 23, 2010 for $.001 per right. The Rights Agreement may be amended by the board without shareholder or right holder approval at any time prior to the acquisition by a person or group of 15% or more of the common shares. The rights will cause substantial dilution to a person or group attempting to acquire Citizens without action by Citizens’ board to deactivate the rights.

Certain Other Limitations

In addition to the foregoing limitations, the articles of incorporation and bylaws of Citizens contain provisions that could have an anti-takeover effect, and may prevent or delay mergers and other business combination transactions that common shareholders may believe to be in their best interests. Some of the provisions also may make it difficult for shareholders to replace incumbent directors with new directors who may be willing to entertain changes that shareholders may believe will lead to improvements in the combined company’s business. These additional or different provisions include the classified board structure of Citizens, the removal of directors only for cause, higher shareholder voting requirements for some transactions, including business combinations with related parties (i.e., a “fair price provision”), and a provision requiring the affirmative vote of at least two-thirds of the outstanding voting power to adopt certain amendments to the Citizens articles of incorporation and bylaws.

LEGAL OWNERSHIP AND BOOK-ENTRY ISSUANCE

In this section, we describe special considerations that will apply to securities issued in global — i.e., book-entry — form. First we describe the difference between legal ownership and indirect ownership of securities. Then we describe special provisions that apply to securities.

Who is the Legal Owner of a Registered Security?

Each debt security, warrant, purchase contract, unit, share of preferred or common stock in registered form will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing such securities. We refer to those who have securities registered in their own names, on the books that we or the trustee, warrant agent or other agent maintain for this purpose, as the “holders” of those securities. These persons are the legal holders of the securities. We refer to those who, indirectly through others, own beneficial interests in securities that are not registered in their own names as indirect owners of those securities. As we discuss below, indirect owners are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect owners.

Book-Entry Owners

Unless otherwise noted in your prospectus supplement, we will issue each security in book-entry form only. This means securities will be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

Under each indenture, warrant agreement, purchase contract, unit agreement or depositary agreement, only the person in whose name a security is registered is recognized as the holder of that security. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities and we will make all payments on the securities, including deliveries of any property other than cash, to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

As a result, investors will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect owners, and not holders, of the securities.

Street Name Owners

We may terminate an existing global security or issue securities initially in non-global form. In these cases, investors may choose to hold their securities in their own names or in street name. Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities and we will make all payments on those securities, including deliveries of any property other than cash, to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customary agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect owners, not holders, of those securities.

Legal Holders

Our obligations, as well as the obligations of the trustee under any indenture and the obligations, if any, of any warrant agents and unit agents and any other third parties employed by us or any of those agents, run only to the holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect owner of a security or has no choice because we are issuing the securities only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for that payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect owners but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose — for example, to amend the indenture for a series of debt securities or warrants or the warrant agreement for a series of warrants or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of an indenture — we would seek the approval only from the holders, and not the indirect owners, of the relevant securities. Whether and how the holders contact the indirect owners is up to the holders.

When we refer to “you” in this prospectus, we mean all purchasers of the securities being offered by this prospectus, whether they are the holders or only indirect owners of those securities. When we refer to “your securities” in this prospectus, we mean the securities in which you will hold a direct or indirect interest.

Special Considerations for Indirect Owners

If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	whether and how you can instruct it to exercise any rights or purchase or sell warrant property under a warrant or purchase contract property under a purchase contract or to exchange or convert a security for or into other property;

•	how it would handle a request for the holders’ consent, if ever required;

•	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

What is a Global Security?

Unless otherwise noted in the applicable pricing supplement, we will issue each security in book-entry form only. Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of one or more financial institutions or clearing systems, or their nominees, which we select. A financial institution or clearing system that we select for any security for this purpose is called the “depositary” for that security. A security will usually have only one depositary but it may have more. Each series of securities will have one or more of the following as the depositaries:

•	The Depository Trust Company, New York, New York, which is known as “DTC;”

•	Euroclear System, which is known as “Euroclear;”

•	Clearstream Banking, societe anonyme, Luxembourg, which is known as “Clearstream;” and

•	any other clearing system or financial institution named in the prospectus supplement.

The depositaries named above may also be participants in one another’s systems. Thus, for example, if DTC is the depositary for a global security, investors may hold beneficial interests in that security through Euroclear or Clearstream, as DTC participants. The depositary or depositaries for your securities will be named in your prospectus supplement; if none is named, the depositary will be DTC.

A global security may represent one or any other number of individual securities. Generally, all securities represented by the same global security will have the same terms. We may, however, issue a global security that represents multiple securities of the same kind, such as debt securities, that have different terms and are issued at different times. We call this kind of global security a master global security.

A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. We describe those situations below under “— Holder’s Option to Obtain a Non-Global Security; Special Situations When a Global Security Will Be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only indirect interests in a global security. Indirect interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect owner of an interest in the global security.

If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. We describe the situations in which this can occur below under “— Holder’s Option to Obtain a Non-Global Security; Special Situations When a Global Security Will Be Terminated.” If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations for Global Securities

As an indirect owner, an investor’s rights relating to a global security will be governed by the account rules of the depositary and those of the investor’s bank, broker, financial institution or other intermediary through which it holds its interest (e.g., Euroclear or Clearstream, if DTC is the depositary), as well as general laws relating to securities transfers. We do not recognize this type of investor or any intermediary as a holder of securities and instead deal only with the depositary that holds the global security.

If securities are issued only in the form of a global security, an investor should be aware of the following:

•	An investor cannot cause the securities to be registered in his or her own name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

•	An investor will be an indirect holder and must look to his or her own bank, broker or other financial institution for payments on the securities and protection of his or her legal rights relating to the securities, as we describe above under “— Who Is the Legal Owner of a Registered Security?;”

•	An investor may not be able to sell interests in the securities to some insurance companies and other institutions that are required by law to own their securities in non-book-entry form;

•	An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•	The depositary’s policies will govern payments, deliveries, transfers, exchanges, notices and other matters relating to an investor’s interest in a global security, and those policies may change from time to time. We, the trustee and any warrant agents and unit agents will have no responsibility for any aspect of the depositary’s policies, actions or records of ownership interests in a global security. We, the trustee and any warrant agents and unit agents also do not supervise the depositary in any way;

•	The depositary may require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds and your bank, broker or other financial institution may require you to do so as well; and

•	Financial institutions that participate in the depositary’s book-entry system and through which an investor holds its interest in the global securities, directly or indirectly, may also have their own policies affecting payments, deliveries, transfers, exchanges, notices and other matters relating to the securities, and those policies may change from time to time. For example, if you hold an interest in a global security through Euroclear or Clearstream, when DTC is the depositary, Euroclear or Clearstream, as applicable, may require those who purchase and sell interests in that security through them to use immediately available funds and comply with other policies and procedures, including deadlines for giving instructions as to transactions that are to be effected on a particular day. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the policies or actions or records of ownership interests of any of those intermediaries.

Holder’s Option to Obtain a Non-Global Security; Special Situations When a Global Security Will Be Terminated

If we issue any series of securities in book-entry form but we choose to give the beneficial owners of that series the right to obtain non-global securities, any beneficial owner entitled to obtain non-global securities may do so by following the applicable procedures of the depositary, any transfer agent or registrar for that series and that owner’s bank, broker or other financial institution through which that owner holds its beneficial interest in the securities. If you are entitled to request a non-global certificate and wish to do so, you will need to allow sufficient lead time to enable us or our agent to prepare the requested certificate.

In addition, in a few special situations described below, a global security will be terminated and interests in it will be exchanged for certificates in non-global form representing the securities it represented. After that exchange, the choice of whether to hold the securities directly or in street name will be up to the investor. Investors must consult their own banks, brokers or other financial institutions, to find out how to have their interests in a global security transferred on termination to their own names, so that they will be holders. We have described the rights of holders and street name investors above under “— Who Is the Legal Owner of a Registered Security?”

The special situations for termination of a global security are as follows:

•	if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 60 days;

•	if we notify the trustee, warrant agent or unit agent, as applicable, that we wish to terminate that global security; or

•	in the case of a global security representing debt securities or warrants issued under an indenture, if an event of default has occurred with regard to these debt securities or warrants and has not been cured or waived.

If a global security is terminated, only the depositary, and not we, the trustee for any debt securities, the warrant agent for any warrants or the unit agent for any units, is responsible for deciding the names of the institutions in whose names the securities represented by the global security will be registered and, therefore, who will be the holders of those securities.

Considerations Relating to DTC

DTC has informed us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that DTC participants deposit with DTC. DTC also facilitates the settlement among DTC participants of securities transactions, such as transfers and pledges in deposited securities through electronic computerized book-entry changes in DTC participants’ accounts, thereby eliminating the need for physical movement of certificates. DTC participants include securities brokers and dealers, banks, trust companies and clearing corporations, and may include other organizations. DTC is owned by a number of its DTC participants and by the New York Stock Exchange, Inc., the American Stock Exchange, LLC and the National Association of Securities Dealers, Inc. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and DTC participants are on file with the SEC.

Purchases of securities within the DTC system must be made by or through DTC participants, which will receive a credit for the securities on DTC’s records. Transfers of ownership interests in the securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners.

Redemption notices will be sent to DTC’s nominee, Cede & Co., as the registered holder of the securities. If less than all of the securities are being redeemed, DTC will determine the amount of the interest of each direct participant to be redeemed in accordance with its then current procedures.

In instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to the securities. Under its usual procedures, DTC would mail an omnibus proxy to the relevant trustee as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts such securities are credited on the record date (identified in a listing attached to the omnibus proxy).

Distribution payments on the securities will be made by the relevant trustee to DTC. DTC’s usual practice is to credit direct participants’ account on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of such participants and not of DTC, the relevant trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions to DTC is the responsibility of the relevant trustee, and disbursements of such payments to the beneficial owners are the responsibility of direct and indirect participants.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be accurate, but we assume no responsibility for the accuracy thereof. We do not have any responsibility for the performance by DTC or its participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

Considerations Relating to Euroclear and Clearstream

Euroclear and Clearstream are securities clearance systems in Europe. Both systems clear and settle securities transactions between their participants through electronic, book-entry delivery of securities against payment.

Euroclear and Clearstream may be depositaries for a global security. In addition, if DTC is the depositary for a global security, Euroclear and Clearstream may hold interests in the global security as participants in DTC.

As long as any global security is held by Euroclear or Clearstream, as depositary, you may hold an interest in the global security only through an organization that participates, directly or indirectly, in Euroclear or Clearstream. If Euroclear or Clearstream is the depositary for a global security and there is no depositary in the United States, you will not be able to hold interests in that global security through any securities clearance system in the United States.

Payments, deliveries, transfers, exchanges, notices and other matters relating to the securities made through Euroclear or Clearstream must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. We have no control over those systems or their participants and we take no responsibility for their activities, Transactions between participants in Euroclear or Clearstream, on one hand, and participants in DTC, on the other hand, when DTC is the depositary, would also be subject to DTC’s rules and procedures.

Special Timing Considerations Relating to Transactions in Euroclear and Clearstream

Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers, exchanges, notices and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other financial institutions are open for business in the United States.

In addition, because of time-zone differences, U.S. investors who hold their interests in the securities through these systems and wish to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, on a particular day may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both DTC and Euroclear or Clearstream may need to make special arrangements to finance any purchases or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than would be the case for transactions within one clearing system.

Considerations Relating to Securities Issued in Bearer Form

If we issue securities in bearer, rather than registered, form, the applicable prospectus supplement will describe all of the special terms and provisions of debt securities in bearer form and will address the special U.S. federal income tax consequences of the ownership and disposition of such debt securities (including any requirements and restrictions imposed by United States federal tax laws), and the extent to which those special terms and provisions are different from the terms and provisions which are described in this prospectus, which generally apply to debt securities in registered form, and will summarize provisions of the applicable indenture (or supplemental indenture) that relate specifically to bearer debt securities.

PLAN OF DISTRIBUTION

Initial Offering and Sale of Securities

We may sell securities:

•	to or through underwriting syndicates represented by managing underwriters;

•	through one or more underwriters without a syndicate for them to offer and sell to the public;

•	through dealers or agents; and

•	to investors directly in negotiated sales or in competitively bid transactions.

Any underwriter, agent or dealer involved in the offer and sale of any series of the securities will be named in the prospectus supplement.

The prospectus supplement for each series of securities will describe:

•	the terms of the offering of these securities, including the name of the agent or the name or names of any underwriters;

•	the public offering or purchase price;

•	any discounts and commissions to be allowed or paid to the agent or underwriters and all other items constituting underwriting compensation;

•	any discounts and commissions to be allowed or paid to dealers; and

•	other specific terms of the particular offering or sale.

Only the agents or underwriters named in a prospectus supplement are agents or underwriters in connection with the securities being offered by that prospectus supplement.

Underwriters, agents and dealers may be entitled, under agreements with us and/or our subsidiaries, to indemnification against certain civil liabilities, including liabilities under the Securities Act of 1933 and/or to contribution by us and/or our subsidiaries with respect to payments that the agents, dealers or underwriters may be required to make with respect to such liabilities.

If we use underwriters in the sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters to whom securities are sold by us for public offering and sale are obliged to purchase all of those particular securities if any are purchased. This obligation is subject to certain conditions and may be modified in the prospectus supplement.

If we use dealers in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The dealers participating in any sale of the securities may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities.

To the extent required, offerings of capital securities will be conducted in compliance with Rule 2810 of NASD’s Conduct Rules. In compliance with guidelines of the NASD, the maximum commission or discount to be received by any NASD member or independent broker dealer may not exceed 8% of the aggregate principal amount of securities offered pursuant to this prospectus.

Underwriters, dealers or agents may engage in transactions with, or perform services for, us or our affiliates in the ordinary course of business.

Market-Making Resales by Subsidiaries

This prospectus may be used by our subsidiaries in connection with offers and sales of the securities in market-making transactions. In market-making transactions, our subsidiaries may resell securities they acquire from other holders, after the original offering and sale of the securities. Resales of this kind may occur in the open market or may be privately negotiated, at prevailing market prices at the time of resale or at related or negotiated prices. In these transactions, our subsidiaries may act as principal or agent. Our subsidiaries may receive compensation in the form of discounts and commissions from both the purchaser and seller. Our subsidiaries may also engage in transactions of this kind and may use this prospectus for this purpose.

Matters Relating to Initial Offering and Market-Making Resales

Each series of securities will be a new issue, and there will be no established trading market for any security prior to its original issue date. We may not list a particular series of securities on a securities exchange or quotation system. Any underwriters to whom we sell securities for public offering may make a market in those securities. However, no such underwriter that makes a market is obligated to do so, and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for any of the securities.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if such offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, these activities may be discontinued at any time.

Unless otherwise indicated in your prospectus supplement or confirmation of sale, the purchase price of the securities will be required to be paid in immediately available funds in New York City.

In this prospectus, the term “this offering” means the initial offering of the securities made in connection with their original issuance. This term does not refer to any subsequent resales of securities in market-making transactions.

CERTAIN LEGAL MATTERS

Wachtell, Lipton, Rosen & Katz and either Citizens’ General Counsel or its Deputy General Counsel will pass upon certain legal matters in connection with the securities and Richards, Layton & Finger, P.A. will pass upon certain legal matters in connection with Delaware law. Wachtell, Lipton, Rosen & Katz has from time to time acted as counsel for us and our subsidiaries and affiliates and may do so in the future. Counsel named in the applicable prospectus supplement will pass upon certain legal matters in connection with the securities for any underwriters or agents.

EXPERTS

The consolidated financial statements of Citizens Banking Corporation appearing in Citizens Banking Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2005, and Citizens Banking Corporation management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

CAUTIONARY STATEMENT PURSUANT TO THE PRIVATE SECURITIES
LITIGATION REFORM ACT OF 1995

This document contains or incorporates by reference a number of forward-looking statements regarding our financial condition, results of operations, earnings outlook and business prospects (including in connection with our proposed merger with Republic Bancorp) and the potential combined company and may include statements for the period following the completion of the merger. You can find many of these statements by looking for words such as “expects,” “projects,” “anticipates,” “believes,” “intends,” “estimates,” “strategy,” “plan,” “potential,” “possible” and other similar expressions.

The forward-looking statements involve certain risks and uncertainties. We cannot predict the results or actual effects of our plans and strategies, which are inherently uncertain. Accordingly, actual results may differ materially from those expressed in, or implied by, the forward-looking statements. Some of the factors that may cause our actual results or earnings to differ materially from those contemplated by the forward-looking statements include, but are not limited to, those discussed in our SEC filings that are incorporated herein by reference, including future filings, as well as the following:

•	competitive pressure among financial services companies increases significantly, which may adversely affect our ability to market our products and services;

•	general economic conditions are less favorable than expected;

•	changes in the interest rate environment reduce interest margins and impact funding sources;

•	changes in market rates and prices may adversely impact the value of financial products and assets;

•	legislation or regulatory environments, requirements or changes adversely affect businesses in which either company is engaged;

•	litigation liabilities, including costs, expenses, settlements and judgments, may adversely affect us or our businesses;

•	trade, monetary and fiscal policies of various governmental bodies may affect the economic environment in which we operate, as well as our financial condition and results of operations;

•	adversity in general economic conditions, or in the condition of the local economies or industries in which we have significant operations or assets, could, among other things, materially impact credit quality trends and our ability to generate loans;

•	it could take us longer than we anticipate to implement strategic initiatives designed to grow revenue or manage expenses; we may be unable to implement certain initiatives; or the initiatives may be unsuccessful;

•	acquisitions and dispositions of assets, business units or affiliates could adversely affect us in ways that management has not anticipated;

•	we may experience operational or risk management failures due to technological or other factors;

•	changes in the stock markets, public debt markets and other capital markets could adversely affect our ability to raise capital or other funding for liquidity and business purposes;

•	terrorist activities or military actions could disrupt the economy and the general business climate, which may have an adverse effect on our financial results or condition and that of our borrowers;

•	we may become subject to new accounting, tax or regulatory practices or requirements; and

•	we may engage in various merger and other business combination transactions, which entail various risks and uncertainties, including:

•	the risk that the businesses will not be integrated successfully or that such integration will be more difficult, time-consuming or costly than expected;

•	revenues following the transaction may be lower than expected;

•	deposit attrition, operating costs, customer loss and business disruption following any such transaction, including difficulties in maintaining relationships with employees, may be greater than expected; and

•	we may not be able to achieve cost or revenue synergies and other benefits anticipated from the transaction in full, at the times we anticipate or at all.

Because these forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this document or the date of any document incorporated by reference in this document. Except to the extent required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

You should refer to our periodic and current reports filed with the Securities and Exchange Commission (and incorporated by reference herein) for further information on other factors that could cause actual results to be significantly different from those expressed or implied by these forward-looking statements. See above under the caption “Where You Can Find More Information” in this prospectus supplement.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities it describes, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

CITIZENS BANKING CORPORATION

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Citizens Republic Bancorp, Inc.

Contingent Convertible Perpetual Non-Cumulative
Preferred Stock, Series A

Morgan Stanley

Citi